EXHIBIT 10.9
FOIA Confidential Treatment Requested
[Execution Version]
Master Lease Agreement
Flash memory manufacturing equipment
September 22, 2006
Toshiba Finance Corporation
SMBC Leasing Company, Limited
SD Lessors
SMBC Leasing Company, Limited
SD Lessor Agent
Toshiba Finance Corporation
Sumisho Lease Co., Ltd.
Fuyo General Lease Co., Ltd.
Tokyo Leasing Co., Ltd.
STB Leasing Co., Ltd.
IBJ Leasing Co., Ltd.
Toshiba Lessors
IBJ Leasing Co., Ltd.
Toshiba Lessor Agent

Flash Partners Yugen Kaisha
Lessee

		Page
Article 32	(Modification of Agreement)	42
Article 33	(Confidentiality)	42
Article 34	(Governing Law)	43
Article 35	(Jurisdiction)	43

Attachment 1	Lease Terms and Conditions
Attachment 2	Request for Lease and Approval
Attachment 3	Loan Certificate
Attachment 4	Permitted Liens
Attachment 5	Certificate of Return
Attachment 6	Certificate of Transfer
Attachment 7	Conditions at the Time of Return
Attachment 8	Notification address

Master Lease Agreement
     This Master Lease Agreement (hereinafter, “the Agreement”) was executed on September 22, 2006 by and between Toshiba Finance Corporation and SMBC Leasing Company, Limited as SD Lessors (hereinafter collectively referred to as “SD Lessors”), SMBC Leasing Company, Limited as SD Lessor Agent (hereafter referred to as “SD Lessor Agent”), Toshiba Finance Corporation, Sumisho Lease Co., Ltd., Fuyo General Lease Co., Ltd., Tokyo Leasing Co., Ltd., STB Leasing Co., Ltd. and IBJ Leasing Co., Ltd. as Toshiba Lessors (hereinafter collectively referred to as “Toshiba Lessors” and, together with SD Lessors, collectively referred to as the “Lessors”). IBJ Leasing Co., Ltd. as Toshiba Lessor Agent (hereinafter referred to as “Toshiba Lessor Agent”) and Flash Partners Yugen Kaisha (hereinafter referred to as “Lessee”).
Article 1 (Definitions)
1	Unless the context makes it clear that the term has a different meaning, the terms in the left column below, used in this Agreement, shall have the meanings set forth in the right column below, corresponding to the relevant terms.

SD Group Companies	San Disk Corporation and companies of which San Disk Corporation directly or indirectly owns 50% or more of their voting stocks

SD Tranches	Collectively refers to SD Tranche 1-A, SD Tranche 1-B, SD Tranche 1-C, and SD Tranche 2, and individually, “each SD Tranche”.

SD Tranche 1-A	SD Tranche 1-A composed pursuant to Article 7, Paragraph 1 in relation to lease payments and other claims under this Agreement.

SD Tranche 1-AB	Collectively, SD Tranche 1-A and SD Tranche 1-B.

SD Tranche 1-B	SD Tranche 1-B composed pursuant to Article 7, Paragraph 1 in relation to lease payments and other claims under this Agreement.

SD Tranche 1-C	SD Tranche 1-C composed pursuant to Article 7, Paragraph 1 in relation to lease payments and other claims under this Agreement.

SD Tranche 2	SD Tranche 2 composed pursuant to Article 7, Paragraph 1 in relation to lease payments and other claims under this Agreement.

SD Lessor RA	A person who named as the SD Lessor RA in Attachment 1 Item 15.

Reason for cancellation	Any of all of the reasons stipulated in Article 26, Paragraph 1

Loan certificate	Loan certificate for the Property prepared for each individual transaction in a manner provided in Attachment 3 pursuant to Article 4, Paragraph 5

Stipulated loss payment	Amount calculated for each Tranche on a certain day in accordance with Attachment 1, Paragraph 9

Taxes and public dues	Present or future tax, levy, withholding tax, fees, handling fees, monetary obligations as well as other monies (regardless of their names) and penalties, default assessments, surcharges, late charges and late interest thereon (regardless of their names) imposed by a tax authority or public office (both domestic and foreign)

Bank Business Day	Days on which banks operate in Japan

Payment for exercise of purchase options	Amount calculated pursuant to Attachment 1, Paragraph 6 with respect to each Tranche for each lease payment date

Individual transaction	Each individual transaction to be conducted pursuant to this Agreement and each loan certificate

Original Purchase Agreement	Each purchase agreement executed between Lessee and a property manufacturer in connection with the purchase of the Property

Sublessee	Person who holds a sublease pursuant to the stipulation in Article 13

Repayment standard fee	Amount calculated pursuant to Attachment 1, Paragraph 8 for the return date stipulated in Article 25, Paragraph 1

Performance, etc.	Performance, structure, design, design specification, practical value, exchange value, usability, sales possibility, commercial value, durability, operability, economical efficiency, compatibility with purpose, legality and any other performance, function, characteristics, value and utility of the Property

Reason for total loss	Any of the following incidents that occur to the Property or its unit component or component part: (a) Loss or whereabouts unknown (b) damage or failure, reasonably recognized by Lessee as impossible to repair or reuse from an economic viewpoint, which is confirmed by an appraisal company appointed by Lessor or (c) confiscation, expropriation or theft

Loss, etc.	Losses, damage, costs, fees, handling fees, liabilities, responsibilities, penal charges, penalties, delinquency charges, claims and lawsuits

Unit component part	A set of each property (including subject parts fixed to or furnished with said property) listed by serial number separately in each loan certificate of the Property. Provided, however, that when a part or unit component part subject to said individual transaction is excluded from this Agreement, the remaining unit component part/s shall compose unit component parts subject to the said individual transaction thereafter.

Bankruptcy proceedings, etc,	General term referring to bankruptcy, civil rehabilitation or corporate reorganizations and other bankruptcy proceedings

Toshiba group companies	Toshiba Corporation and companies of which Toshiba Corporation directly or indirectly owns 50% or more of their voting shares

Toshiba Tranches	Collectively refers to Toshiba Tranche 1-A, Toshiba Tranche 1-B and Toshiba Tranche 2, and individually, “each Toshiba Tranche”.

Toshiba Tranche 1-A	Toshiba Tranche 1-A composed pursuant to Article 7, Paragraph 1 in relation to lease payments and other claims under this Agreement.

Toshiba Tranche 1-AB	Collectively, Toshiba Tranche 1-A and Toshiba Tranche 1-B

Toshiba Tranche 1-B	Toshiba Tranche 1-B composed pursuant to Article 7, Paragraph 1 in relation to lease payments and other claims under this Agreement.

Toshiba Tranche 2	Toshiba Tranche 2 composed pursuant to Article 7, Paragraph 1 in relation to lease payments and other claims under this Agreement.

Toshiba Lessor RA	A person who named as the Toshiba Lessor RA in Attachment 1 Item 15.

Tranches	Collectively, SD Tranches and Toshiba Tranches, and individually, “each Tranche”.

Delivery Period	Period from the day of the execution of this Agreement to the final deliverable date stipulated in Attachment 1, Item 1 (provided however, when there is an agreement between Lessor and Lessee to extend the delivery period pursuant to Article 4, Paragraph 8, the period shall be such agreed delivery period).

Delivery place	Place, on each scheduled delivery day, where the Property or its unit component part is located, which the Lessee notifies the Lessor on a Banking Business Day immediately prior to the relevant scheduled delivery day.

Delivery date	Date on which each unit component part composing the Property is delivered pursuant to Article 4.

Scheduled delivery date	Each day stipulated in Attachment 1, Paragraph 1 as a scheduled delivery date for each individual transaction or other bank business day as agreed upon by Lessee and Lessor.

Person to be compensated	Lessor, the Borrower, or the Lender and all or either of successor, director, employee or agent thereof.

Obligation etc.	Ownership, right of possession, lease right, lease, mortgage, right of pledge, lien, security interests, right of mortgage and conditional rights thereto, subscription rights thereto, any other usufructuary right as well as security rights and rights based on attachment or provisional attachment.

Property purchase price	Sales price determined by Article 3, Paragraph 1 of the Master Sale and Purchase Agreement with respect to the Property or its each unit component part.

Property manufacturer	Person indicated in the column “manufacturer” on an itemized property list attached to a loan certificate.

Cause of default	Cause of cancellation or cancellation by notification or cause of cancellation as a result of passing of time or other conditions.

Break funding cost	Damages or penalty or other monies (provided, however, that if Lessee has doubts about other monies, Lessor, Lessee and the Lender shall negotiate) borne by each Lessor with respect to raising funds for purchasing the Property upon nonperformance or early termination of a lease, pursuant to this Agreement. Such amount shall be calculated based on the aggregate of (1) the amount calculated by the relevant Lessor pursuant to its prescribed calculation method pursuant to the difference between the funding cost (shown in per annum) applicable to each Lessor in respect of its own share of the purchase price of the Property and the reinvestment rate in the market of the relevant Lessor, (2) the amount calculated by the SD Receivables Assignee pursuant to its prescribed calculation method pursuant to the difference between the funding cost (shown in per annum) applicable to the SD Receivables Purchaser in respect of the claims of the purchase price of the Property related to SD Tranche 1-C and the reinvestment rate in the market of the SD Receivables Assignee, and (3) the amounts of the damages or penalties or other monies the Lenders impose on the Borrowers pursuant to the Loan Agreements in relation to the failure to drawdown or the acceleration, etc., under the Loan Agreements (provided however, if Lessee has doubts about other monies, Lessor, Lessee and the Lenders shall consult with each other).

Return Adjustment Fee	Amount to be calculated pursuant to Attachment 1, Paragraph 7 with respect to the return date stipulated in Article 25, Paragraph 1.

The Lenders	Collective term for the SD Lenders and Toshiba Lenders.

The SD Lenders	Collective term for persons listed as the SD Lenders in Attachment 1, Paragraph 11.

The Toshiba Lenders	Collective term for persons listed as the Toshiba Lenders in Attachment 1, Paragraph 11.

Toshiba Lender Agent	The person named as Toshiba Lender Agent in Attachment 1, Item 11.

The Loan Agreements	Collective term for the SD Loan Agreement and the Toshiba Loan Agreement.

The SD Loan Agreement	Collective term for Revolving Loan Agreement (SD Tranches 1-AB) concluded between the SD Borrower and the SD Lender on the same date as the execution of this Agreement and its Acknowledgement of Debts and Repayment Agreement thereunder.

The Toshiba Loan Agreement	Collective term for Revolving Loan Agreement (Toshiba Tranches 1-AB) concluded between the Toshiba Borrower, Toshiba Lender, and Toshiba Lender Agent on the same date as the execution of this Agreement and its Acknowledgment of Debts and Repayment Agreement thereunder.

The Borrowers	Collective term for the SD Borrower and the Toshiba Borrower.

The SD Borrower	Persons listed as SD Borrower in Attachment 1, Paragraph 12

The Toshiba Borrower	Persons listed as Toshiba Borrower in Attachment 1, Paragraph 12

All Parties Agreement	Agreement setting forth priority executed by the Lenders, the Toshiba Lender Agent, Administrative Custodian, Lessor, the Borrowers and the SD Receivables Assignee on the same date as this Agreement

Related Agreements	This Agreement, Sale and Purchase Agreement, Sale and Purchase Agreement regarding Receivables, SD Receivables Assignment Agreement, All Parties Agreement, Master Agreement on Security Assignment regarding Claims, Master Agreement on Commitment for Security Assignment regarding Claims, Administrative Services Agreement, Guarantee Agreement, Letter of Agreement, agreements and other documents related thereto

Master Agreements on Security Assignment regarding Claims	Collective term for SD Master Agreement on Security Assignment regarding Claims and Toshiba Master Agreement on Security Assignment regarding Claims

SD Master Agreement on Security Assignment regarding Claims	Collective term for Master Agreement on Security Assignment regarding Claims (SD Tranches 1-AB) executed between the SD Borrower and the SD Lenders on the same date as this Agreement regarding the right to claim performance of guaranteed obligations with respect to (i) claims associated with SD Tranches 1-AB under this Agreement and (ii) claims associated with SD Tranches 1-AB under this Agreement based on SD Guarantee Agreement and each individual agreement based thereon.

Toshiba Master Agreement on Security Assignment regarding Claims	Collective term for Master Agreement on Security Assignment regarding Claims (Toshiba Tranches 1-AB) executed between the Toshiba Borrower and the Toshiba Lender on the same date as this Agreement regarding the right to claim performance of guaranteed obligations with respect to (i) claims associated with Toshiba Tranches 1-AB under this Agreement and (ii) claims associated with Toshiba Tranches 1-AB under this Agreement based on Toshiba Guarantee Agreement and each individual agreement based thereon.

Sale and Purchase Agreements regarding Receivables	Collective term for SD Sale and Purchase Agreement regarding Receivables and Toshiba Sale and Purchase Agreement regarding Receivables

SD Sale and Purchase Agreement regarding Receivables	Collective term for Sale and Purchase Agreement regarding Master Lease Receivables (SD Tranches 1-AB) executed between the SD Lessors and the SD Borrower on the same date as this Agreement regarding the right to claim performance of guaranteed obligations with respect to (i) claims associated with SD Tranches 1-AB under this Agreement and (ii) claims associated with SD Tranches 1-AB under this Agreement based on the SD Guarantee Agreement and each individual agreement based thereon

Toshiba Sale and Purchase Agreement regarding Receivables	Collective term for Sale and Purchase Agreement regarding Master Lease Receivables (Toshiba Tranches 1-AB) executed between the Toshiba Lessors and the Toshiba Borrower on the same date as this Agreement regarding the right to claim performance of guaranteed obligations (i) claims associated with Toshiba Tranches 1-AB under this Agreement and (ii) claims associated with Toshiba Tranches 1-AB under this Agreement based on the Toshiba Guarantee Agreement and each individual agreement based thereon

SD Receivables Assignment Agreement	Collective term for Master Lease Receivables Purchase and Sale Agreement (SD Tranche 1-C) executed between the SD Lessors and the SD Receivables Assignee on the same date as this Agreement regarding the right to claim performance of guaranteed obligations for (i) claims associated with SD Tranche 1-C under this Agreement and (ii) claims associated with SD Tranche 1-C under this Agreement based on the SD Guarantee Agreement and each individual agreement based thereon.

SD Receivables Assignee	The persons listed as SD Receivables Assignee in Attachment 1, Item 13.

The Administrative Services Agreement	Collective term for SD Administrative Services Agreement and Toshiba Administrative Services Agreement

SD Administrative Services Agreement	SD Administrative Services Agreement concluded between the SD Lessors and the Administrative Custodian on the same date as this Agreement

Toshiba Administrative Services Agreement	Toshiba Administrative Services Agreement concluded between the Toshiba Lessors and the Administrative Custodian on the same date as this Agreement

Administrative Custodian	Collectively means the SD Administrative Custodian and the Toshiba Administrative Custodian.

SD Administrative Custodian	The persons listed as SD Administrative Custodian in Attachment 1, Item 15.

Toshiba Administrative Custodian	The persons listed as Toshiba Administrative Custodian in Attachment 1, Item 15.

Letter of Agreement	Letter of consent by the Guarantors and Lessees in a specified form with respect to assignment of receivables based on each Agreement on Security Assignment regarding Claims and establishment of the right to complete commitment for security assignment based on the Agreement on Commitment for Security Assignment regarding Claims

Master Sale and Purchase Agreement	Collective term for Master Sale and Purchase Agreement with respect to the Property executed between Lessee and Lessor on the same date as this Agreement and each individual agreement based thereon.

The Property	Each unit component (including subject parts) in each individual transaction reported by Lessee to Lessor pursuant to Article 4, Paragraph 1 of Master Sale and Purchase Agreement, confirmed by the request for lease and approval to be submitted five (5) bank business days prior to the relevant individual transaction (or if agreed otherwise between Lessee and Lessor, such date as agreed), a certificate of transfer, receipt and loan certificate delivered on the delivery date for said individual transaction. Provided, however, that if some portion of unit components is excluded from this Agreement due to the occurrence of total loss, or by exercise of purchase options, the remaining unit components shall constitute the Property thereafter.

Master Agreement on Commitment for Security Assignment regarding Claims	Collective term for Master Agreement on Commitment for Security Assignment regarding Claims concluded between Lessor and the Lenders on the same date as this Agreement and individual agreements pursuant thereto

Parts	Equipment and parts composing a unit component, and/or equipment, accessories, attachments and parts (including collection of parts and parts of similar kinds) fixed to or furnished with the Property

The Guarantee Agreements	Collective term for SD Guarantee Agreement and the Toshiba Guarantee Agreement

SD Guarantee Agreement	Guarantee Agreement concluded between SanDisk and the SD Lessors on the same date as this Agreement

Toshiba Guarantee Agreement	Guarantee Agreement concluded between Toshiba and the Toshiba Lessors on the same date as this Agreement

The Guarantors	Collectively refers to SanDisk and Toshiba

SanDisk	Person/s described as SanDisk in Attachment 1, Paragraph 14.

Toshiba	Person/s described as Toshiba in Attachment 1, Paragraph 14

Waived obligations, etc.	Obligations, etc. excluded pursuant to Article 18, Paragraph 1

Lease period	Period starting on delivery date stipulated in Attachment 1, Paragraph 2. Provided, however, that if this Agreement is cancelled before expiration, the lease period shall terminate on such cancellation day.

Lease period expiration date	The last day of a lease period

Lease payment	Lease payment determined for each unit component of each Tranche pursuant to Attachment 1, Paragraph 3

Lease payment calculation period	Period stipulated in Attachment 1, Paragraph 5

Lease payment date	Date stipulated in Attachment 1, Paragraph 4
2	With respect to quoting other agreements and documents in this Agreement, if the relevant agreements and documents are revised, added or changed after the Agreement was initially executed, they shall mean the relevant agreements and documents after they were revised, added or changed.

3	With respect to quoting provisions in this Agreement, the provisions shall mean, unless otherwise specially stated, the provisions of this Agreement.

4	With respect to referring to parties to the related agreements to this Agreement, the parties shall also include their successors and accredited assignees.
Article 2 (Transaction Structure)
1	Lessee and Lessor confirm that transactions listed in Attachment 1, Paragraph 16 are planned with respect to the Property and they are inextricably linked with each other.

2	Lessee confirms that Lessor has the ownership of the Property during the lease period under this Agreement.

Article 3 (Lease)
1	Pursuant to Master Sale and Purchase Agreement, Lessor shall receive from Lessee each unit component composing the Property on each delivery date and, in the meantime, shall lease said unit component to Lessee.

2	A lease of the Property and each unit component under this Agreement shall exist for each individual transaction during its lease period and it shall commence from the issuance date of each loan certificate pursuant to Article 4, Paragraph 5. Except where explicitly provided in this Agreement, a lease of the Property shall neither be cancelled nor terminated prior to its lease expiration date.

3	Lessee shall pay the lease payment pursuant to Article 7, Paragraph 2 as compensations for the lease under this Agreement.

4	Lessee shall have the right to quiet enjoyment of the Property pursuant to Article 11 and other provisions of this Agreement.
Article 4 (Delivery)
1	Lessee shall designate a scheduled date to deliver each unit component composing the Property to Lessor pursuant to Attachment 1, Paragraph and Lessee shall submit to Lessor the request for lease and approval in the form of Attachment 2 at least five (5) bank business days prior to the scheduled delivery date. Lessor shall confirm and agree on the contents and conditions of the request for lease and approval received from Lessee, and thereupon shall deliver to Lessee the relevant request for lease and approval after printing its name and sealing it.

2	Subject to the satisfaction of the conditions set forth in Article 5, and to receive from Lessee a unit component on each delivery date at a delivery location in accordance with Master Sale and Purchase Agreement, Lessor shall deliver said unit component in as is, where is condition to Lessee on the same date and at the same location for the purpose of the leasing stipulated in the previous Article, and Lessee shall receive said unit component from Lessor.

3	If it becomes necessary to change any scheduled delivery date, Lessee shall notify Lessor to that effect as soon as possible (at the latest by 5 bank business days prior). Lessee and Lessor shall agree on each amount of lease payment, payment for exercise of purchase options, Return Adjustment Fee, repayment standard fee and stipulated loss payment for each individual transaction, based on the actual property purchase price of and delivery date for said unit component. In such case, the agreed amount of lease payment, payment for exercise of purchase options, Return Adjustment Fee, repayment standard fee and stipulated loss payment, together with the actual property purchase price and the delivery date, shall be documented and attached to each loan certificate in the form specified in Attachment 3.

4	Lessee shall bear the cost and liabilities (including break funding cost; further, if Lessee bears the liability for break funding cost in accordance with this Agreement, Lessee shall pay the amount calculated based on the definition stipulated in Article 1 for each Tranche. Provided however, if respective amounts and payment periods for each Tranche are different, they shall be appropriately adjusted. Hereinafter, the same in this Agreement.) incurred as a result of a change of delivery date or delayed or failed delivery (excluding cases where the cause is attributable to Lessor, the SD Receivables Assignee or the Lenders).

5	Lessee shall prepare and deliver to Lessor a loan certificate in the form specified in Attachment 3 as the delivery of each unit component takes place pursuant to the above Paragraph 2.

6	Delivery of each unit component as part of leasing in each individual transaction under this Agreement shall be deemed complete by delivery of a loan certificate referenced in the preceding paragraph. Lessee may use each unit component from such delivery date of said loan certificate.

7	Lessee shall bear all the cost of delivering the Property under this Article.

8	In the event where delivery of the Property is not completed during a delivery period in accordance with Article 4 Paragraph 2, Lessee and Lessor shall faithfully negotiate a possibility of extending such delivery period.
Article 5 (Prior conditions regarding delivery)
Lessor’s obligation to deliver each unit component for each individual transaction under Article 4 is conditional upon meeting the following conditions before the scheduled delivery date. Provided, however, that this shall not apply if Lessor notifies Lessee before completion of delivery that Lessor waives these conditions.
(1)	That no event has occurred by a scheduled delivery date that triggers Lessor or Lessee to expect changes in laws, orders, notices or other legal, administrative guidance or tax changes that, in light of the purpose [of the transaction], Lessor or Lessee reasonably considers appropriate reasons to suspend or postpone the execution of such transaction planned in accordance with the related agreements, or that such transaction is illegal. (However, if Lessor or Lessee determines that an event applicable under this Item has occurred, Lessor or Lessee shall immediately notify and negotiate with the other party.)

(2)	That Lessee has purchased from a manufacturer of the Property said unit components before such scheduled delivery date from a manufacturer in accordance with the Original Purchase Agreement, and Lessee has acquired the ownership thereof without incurring any obligations etc. (excluding waived obligations).

(3)	That said unit component is insured under Article 19 by an insurance that is effective as of said scheduled delivery date.

(4)	That no events of default have occurred.

(5)	That no events have occurred that cause Lessor to determine that events constituting a total loss or leading to a total loss of said unit component.

(6)	That related agreements to which Lessor or Lessee shall be a party are signed by all the parties, issued and continued to be in effect.

(7)	That representations and warranties by Lessee under Article 20 are entirely correct as of said scheduled delivery date under existing conditions on the same day.

(8)	That no significant change has been added to the FLASH PARTNERS MASTER AGREEMENT executed on September 10, 2004 between the Guarantors and SanDisk International Limited, or that this Agreement has not been cancelled, dissolved or terminated, and that there is no such material risk to the extent known to Lessee.

(9)	That the long-term loan rating of SanDisk by Standard & Poor’s Rating Services or Moody’s Investors Service is BB- or above Ba3, respectively, as of said scheduled delivery date.
Article 6 (Related documents)
1	Lessee and Lessor shall take steps necessary for execution of this Agreement and other related agreements and for authorization required to carry out obligations under this Agreement by the date of execution of this Agreement or each delivery date and, in the meantime, shall exchange certificates of seal impression for the seals used in these agreements (issued within three months prior to each signing), certified copy of company registration (issued within three months prior to the day of each signing) and Articles of Incorporation (valid as of the date of signing of this Agreement).

2	Lessee shall submit the following documents to Lessor by each scheduled delivery date:
(1)	Insurance certificate for said unit component designated in Article 19

(2)	Original Letter of Agreement, notarized and dated, for said unit component

(3)	Other documents reasonably requested by Lessor

Article 7 (Payment of lease payment etc.)
1	Lessee and each Lessor agree that monetary claims of Lessor against Lessee in the form of lease payment, stipulated loss payment, Return Adjustment Fee, payments for exercise of purchase options and other payments connected to each individual transaction under this Agreement comprise Tranche 1-A, SD Tranche 1-B, SD Tranche 1-C, SD Tranche 2 and Toshiba Tranche 1-A and Toshiba Tranche 1-B. Each Tranche regarding each individual transaction shall consist of claims obtained by dividing such monetary claims by a rate provided in the loan certificate for said individual transaction. Further, a specific amount for each Tranches in the form of lease payment, stipulated loss payment, Return Adjustment Fee and payment for exercise of purchase options for each individual transaction shall be determined by Attachment 1, Paragraph 3, Paragraph 6, Paragraph 7 and Paragraph 9 of this Agreement and the loan certificate related to said individual transaction.

In addition, (i) claims related to lease payment, stipulated loss payment, Return Adjustment Fee, and payment for exercise of purchase options regarding each SD Tranche shall be attributed to only the SD Lessors (each SD Lessor holds claims divided by the ratio of its share of the Property), and money for such claims shall be paid only to the SD Lessors, and (ii) claims related to lease payment, stipulated loss payment, Return Adjustment Fee, payment for exercise of purchase options regarding each Toshiba Tranche shall be attributed to only the Toshiba Lessors (each Toshiba Lessor holds claims divided by the ratio of its share of the Property), and money for such claims shall be paid only to the Toshiba Lessors.

2	Lessee shall, for each individual transaction, make a lease payment to Lessor for the lease payment calculation period that ends on each payment date by 11 am on such payment date.

3	In the event that the day that Lessee is supposed to make payment in any amount that Lessee has payment obligations for each individual transaction under this Agreement on a day other than a bank business day, with respect to such lease payment, stipulated loss payment, Return Adjustment Fee, and payment for exercise of purchase options, Lessee shall make payment on the following bank business day (if the following bank business day falls in next month, then use the previous bank business day shall apply). With respect to the lease payments, such payment amount shall be adjusted accordingly. With respect to other payments, payments shall be made on the following bank business day and such payments shall not be adjusted.

4	The amount that Lessee owes under this Agreement shall be paid according to provisions set forth in Attachment 1, Paragraph 10(2), unless as otherwise agreed by the parties concerned. However, lease payment, stipulated loss payment, payment for exercise of purchase options and Return Adjustment Fee, Break Funding Cost and the related late fees thereto due under this Agreement regarding each SD Tranche shall be paid to the SD Borrower, and lease payment, stipulated loss payment, payment for exercise of purchase options and Return Adjustment Fee, Break Funding Cost, and the related late fees thereto due under this Agreement regarding each Toshiba Tranche shall be paid to the Toshiba Borrower, in accordance with Attachment 1, Paragraph 10(1). Lessee confirms that in connection with receiving said payments into the bank account of the Borrowers, the SD Lessors and the SD Receivables Assignee have delegated to the SD Borrower, and the Toshiba Lessors have delegated to the Toshiba Borrower, and each Borrower has accepted such delegations. If such delegation is terminated by prior written notice by the SD Lessors, the SD Receivables Assignee or Toshiba Lessors to the SD Borrower or the Toshiba Borrower, Lessor shall notify Lessee to that effect by at least one bank business day prior to the first lease payment due date after such termination. (In such case, with respect to lease payment, stipulated loss payment, payment for exercise of purchase options and Return Adjustment Fee, Break Funding Cost and the related late fees thereto due under this Agreement, the amount with respect to SD Tranches 1-AB shall be paid in the bank account of each SD Lender provided in Attachment 1, Paragraph 10(2); the amount with respect to SD Tranche 1-C shall be paid in the bank account of the SD Receivables Assignee provided in Attachment 1, Paragraph 10(2); the amount with respect to Toshiba Tranches 1-AB shall be paid in the bank account of each Toshiba Lender provided in Attachment 1, Paragraph 10(2); the amount with respect to SD Tranche 2 shall be paid in the bank account of each SD Lessor provided in Attachment 1, Paragraph 10(2); and the amount with respect to Toshiba Tranche 2 shall be paid in the bank account of each Toshiba Lessor provided in Attachment 1, Paragraph 10(2).).

5	Pursuant to this Agreement, Lessee is obliged to pay Lessor in full amount without any deduction, offsetting or defense regardless of any reasons (except where Lessor, the SD Receivables Assignee or the Lenders are responsible), including defective performance etc. by the Property, obligations against the Property, infringement against use of the Property or bankruptcy proceedings of the parties concerned. If Lessee is required by decree to withhold tax for the applicable payment, Lessee shall make an additional payment that is needed to ensure the amount that the receiving party would have received should such withholding have not been necessary.

6	If a lease pursuant to this Agreement for each individual transaction is terminated on a day other than its lease payment date, regardless of the occurrence of a total loss of the Property or its unit component, cancellation, exercising of purchase options or return options by Lessee or other reasons (except where Lessor, SD Receivables Assignee or the Lenders are responsible for causing such termination), Lessee shall pay break funding cost to Lessor on said termination day.

7	If the amount that Lessee has paid to Lessor or the amount received by Lessor by disposition of the Property under this Agreement is less than the total amount of Lessee’s debts due on said payment date or receipt date under this Agreement for liquidation, such amount shall be appropriated to each debt in the following order. However, the claims of the same priority shall be distributed proportionally according to the amount of debt corresponding to the claims of the same priority each Lessor holds.
(1)	Amount Lessee is required to pay Lessor under the related agreements (provided however, excluding items listed in sub-paragraphs (2) through (7) of this paragraph).

(2)	Default interest related to lease payment, stipulated loss payment, Return Adjustment Fee, payment for exercise of purchase options due under SD Tranches 1-AB, SD Tranche 1-C and Toshiba Tranches 1-AB.

(3)	As between lease payments and stipulated loss payments with respect to SD Tranches 1-AB, SD Tranche 1-C and Toshiba Tranches 1-AB, the amount equivalent to lease payment interest (each amount due under said Tranche, provided in Attachment 1, Paragraphs 3 1 (2), 2 (2), 3 (2), 5 (2) and 6 (2), and Attachment 1, Paragraphs 9 (3), (6), (9), (15) and (18) specified in the loan certificate for each individual transaction).

(4)	Break funding cost regarding SD Tranches 1-AB, SD Tranche 1-C and Toshiba Tranches 1-AB.

(5)	As between lease payments and stipulated loss payments with respect to SD Tranches 1-AB, SD Tranche 1-C and Toshiba Tranches 1-AB, the amount equivalent to the original principal of the lease payments (each amount due under the relevant Tranche, provided in Attachment 1, Paragraphs 3 1 (1), 3 (1), 3 (1), 5 (1) and 6 (1) and Attachment 1, Paragraphs 9 (1), (2), (4), (5), (7), (8), (13), (14), (16) and (17) specified in the loan certificate for each individual transaction), or amount equivalent to payments for exercise of purchase options or Return Adjustment Fees.

(6)	Default interest on lease payment, stipulated loss payment, and payment for exercise of purchase options related to SD Tranche 2 and Toshiba Tranche 2.

(7)	As between lease payments and stipulated loss payments with respect to SD Tranche 2 and Toshiba Tranche 2, the amount equivalent to lease payment interest (each amount due under the relevant Tranche provided in Attachment 1, Paragraphs 3 4 (2) and 7 (2) and Attachment 1, Paragraphs 9 (12) and (21) specified in the loan certificate for each individual transaction).

(8)	Break funding cost regarding SD Tranche 2 and Toshiba Tranche 2.

(9)	As between lease payments and stipulated loss payments with respect to SD Tranche 2 and Toshiba Tranche 2, the amount equivalent to the original principal of lease payments (each amount due under the relevant Tranches provided in Attachment 1, Paragraphs 3 4 (1) and 7 (1) and Attachment 1, Paragraphs 9 (10), (11), (19) and (20) specified in the loan certificate for each individual transaction), or the amounts equivalent to the payments for exercise of purchase options.

(10)	Other debts of Lessee pursuant to this Agreement that has become due.
Article 8 (Immunity from defect liability)
1	Lessor shall lease the Property to Lessee on an as is basis, without warranty of any kind regarding the Property, whether express or implied, and shall not be liable for defects (provided however, excluding defects which arose due to the Lessor’s intentional acts or gross negligence) in the Property, whether apparent or hidden. Further, Lessor shall make no guarantee regarding existing obligations etc. (provided however, excluding obligations, etc. which arose due to the Lessor’s intentional acts or gross negligence) regarding the Property or its parts and shall not be liable for defects irrespective of whether the defects are known or not.

2	Lessee, assuming its own responsibility and at its own expense, shall acquire appropriate quality assurance from the manufacturer of the Property or its parts supplier, and at the same time make an arrangement for after-sale service and hereby assigns to Lessor (except where such assignment is prohibited) the rights regarding the Property, such as the right to claim damages and warranties (including the right to claim warranty against defects). However, Lessee may exercise the applicable right to claim damages and warranties in its own name, provided that no event of cancellation has occurred, and may directly receive the benefit of the execution of the right to claim damages and warranties during the lease period from a manufacturer of the Property or its parts suppliers.

3	In the event that Lessee suffers damage or a loss due to lack of performance by the Property, Lessee may, assuming its own responsibility and at its own expense, demand recovery of such damage or loss directly from a manufacturer of the Property or its parts manufacturer under the right set forth in the provision of the previous paragraph, and Lessor shall not be responsible for this. However, Lessee’s obligations under Article 14 shall not be affected.
Article 9 (Burden of loss, damage and risk)
1	If an event of total loss occurs to all or any unit component of the Property (except where Lessor is responsible), Lessee shall immediately notify Lessor of such event and provide Lessor stipulated loss payment and other amounts of debts that are due with respect to the Property and its unit component as of the date it intends to make the relevant payment on the earlier date of the following dates: (a) 90th day since the occurrence of said event of total loss (except where Lessee is not responsible for the total loss event and Lessor and Lessee have otherwise agreed); or (b) the following bank business day after the day when an amount greater than the stipulated loss payments is paid as insurance coverage prescribed in Article 19.

2	When Lessee has paid the amount prescribed in the previous paragraph, Lessor shall assign Lessee the right to the Property or its unit component that suffered a total loss or the right to a third party acquired as a result of such total loss event (excluding the right to claim compensation for damages for which Lessor should be held liable) on an as is basis with respect to performance without the third party providing funds, credits or other type of guarantee.

3	In the event that Lessor has received compensation from a third party as a result of the occurrence of a total loss event with respect to the Property or its unit component (including, irrespective of characterization, an amount paid to compensate for loss and financial burdens due to the occurrence of such total loss event, but excluding the amount that Lessor should incur to compensate for damage) or received insurance coverage for the total loss, when Lessee has not met the payment date due under Paragraph 1 (irrespective of whether or not Lessee is aware that the payment date due under Paragraph 1 has arrived as a result of the payment of total loss insurance coverage ), the received amount shall be appropriated for payment of stipulated loss payment, and if there is a surplus after the appropriation, the surplus amount shall be immediately returned to Lessee upon subtracting unpaid amounts that Lessee owes Lessor under the related agreements (including late charges), and if there is still deficiency after such appropriation, Lessee shall not avoid payment of said deficient amount. Further, if Lessee has paid said stipulated loss payment at the time referenced above, Lessor shall immediately return the remaining balance of the received amount to Lessee upon subtracting, if any, unpaid amounts due from Lessee due under the related agreements.

4	During the lease period, Lessee shall incur all the risk and relevant expenses related to a loss (including total loss events) or damage (in either case, except when Lessor is responsible) to the Property or its unit component.

5	In the event that a total loss event occurs to a unit component and Lessee has paid stipulated loss payment with respect to said component and paid other unpaid amounts with respect to such component or the total loss, said unit component shall be removed from transactions set forth in the related agreements, and Lessee shall be exempt from obligations to pay future lease payment with respect to said unit component part.

6	With respect to a unit component that Lessee reasonably determines, through Lessee’s consultation with a manufacturer or maintenance company of the Property after delivery of such component, that it does not meet Lessee’s required specification, a total loss event is deemed to have occurred immediately after delivery on the delivery date for reasons for which Lessee is not responsible, and the provisions of this Article shall apply accordingly.

7	In the event that a total loss event has occurred to the Property or its unit component part, or that Lessee judges that the Property or its unit component needs to be replaced for the purpose of doing business, Lessee may request replacement of the Property or its unit component, subject to consent by Lessor, the Borrower, the SD Receivables Assignee and the Lenders (Lessor, the Borrower, the SD Receivables Assignee or the Lenders may not refuse such consent without any rational reasons, which include the case where Lessor judges, at its own discretion, that the value of the Property or its unit component after replacement will decrease compared to the value before replacement (excluding a minor decrease)). Such replacement shall take place at the expense of Lessee if Lessor, the Borrower, SD Receivables Assignee and the Lenders agree on conditions with respect to a replacement property, its cost and other matters of consideration. Provided however, only where obtaining prior written consent is difficult due to the urgent need to replace the relevant property or unit component part with equivalent items, Lessee can request the consent ex post facto from Lessor, the Borrower, the SD Receivables Assignee and the Lenders regarding the replacement of the relevant property or unit component part.
Article 10 (Representation of Owner)
Lessee shall, on its own responsibility and at its own expense, in a manner clearly recognizable by a third party, place signs indicating Lessor’s ownership of the Property where the Property is located and on main unit components of the Property and certain unit components that Lessor requests.

Article 11 (Quiet Enjoyment)
Lessee shall, unless a cancellation event has occurred, have the quiet enjoyment of the Property, and Lessor shall not disturb such use by Lessee without valid reasons.
Article 12 (Installation and Use)
1	Lessee shall, on its own responsibility and at its own expense, install the Property in Toshiba Yokkaichi Factory in accordance with installation standards or methods provided by the manufacturers of the Property and regulatory authorities, and shall not change the installation location without prior consent of Lessor. If installation of the Property or its unit components takes place outside of Japan, in addition to prior consent of Lessor, the following must be observed: compliance outside of Japan of with the provisions of each Article of this Agreement regarding the Property or its unit components, no compromising of the rights of Lessor, the Borrower, the SD Receivables Assignee and the Lenders with respect to the Property and rights under the related agreements, and compliance with laws of Japan and the United States regarding export and re-export control.

2	Lessee shall comply with all applicable laws with respect to installation, use, operation and handling of the Property (including environmental laws), any request, conditions imposed and instructions provided by the manufacturers of the Property, parts suppliers and the insurers and agreements with such parties and, at the same time, shall use the Property only for legal purposes.

3	Lessee shall, on its own responsibility and at its own expense, keep and maintain records regarding use and operation of the Property.
Article 13 (Possession and Sublease)
1	Lessee shall not, without prior consent of Lessor, transfer the possession of the Property to a third party, or sublease the Property. However, Lessee may, on its own responsibility and at its own expense, without consent of Lessor, transfer the possession of the Property for maintenance or repair to a manufacturer of the Property or approved maintenance or repair provider, and sublease the Property to an SD Group company or a Toshiba Group company.

2	In the event that the transfer of possession or sublease is executed in accordance with the previous paragraph, the transfer of possession or sublease shall not affect Lessee’s obligations under this Agreement and shall be subject to the Agreement’s Articles, survival and other provisions, and even if Lessee incurs taxes and public dues as a result of the transfer of possession or subleasing, there shall be no affect on the lease payment or other lease conditions under this Agreement. Further, Lessee shall, on its own responsibility and at its own expense, take all reasonable measures so that Lessor and the Lenders maintain security interests as before (not limited to those expressed in this Agreement).
Article 14 (Maintenance Management)
1	Lessee shall, on its own responsibility and at its own expense, keep the Property in safe condition at all time.

2	Lessee shall, on its own responsibility and at its own expense, perform maintenance and management of the Property in accordance with provisions of law, perform maintenance and repair using a method approved or recommended by a manufacturer of the Property or a parts supplier and a similar method that Lessee has employed with respect to other similar properties and, in the meantime, retain the Property in the same condition at all time as the initial condition of the delivery date (excluding normal wear and tear). Under any circumstances, Lessee shall not perform acts that might cause a significant adverse effect to the manufacturer’s warranty of the Property.

3	Lessee shall, on its own responsibility and at its own expense, keep and maintain records regarding maintenance and repair of the Property, including maintenance log.

4	Lessee may, for the purpose of maintenance and repair provided in Paragraph 2, on its own responsibility and at its own expense, replace parts with substitutes that are similar in performance to the respective parts and owned by Lessee without any obligation to itself (excluding the waived obligations) or may install parts owned by Lessee without any obligation for itself (excluding the waived obligations) in the Property without replacing the parts of the Property. However, in either case, the replacement or installation shall not cause any changes that are reasonably expected to decrease performance etc. of the Property, or have adverse effect on its performance etc.

5	Lessee may, on its own responsibility and at its own expense, after delivery of the Property to Lessee in accordance with Article 4, remove, without installing substitutes, parts that are installed to the Property as an addition, not as a replacement of the parts, or the parts of which removal does not cause reduced performance etc. of the Property.

Article 15 (Change in Original Condition)
Lessee may, on its own responsibility and at its own expense, perform changes, alterations or additions to the Property that are considered necessary or desirable for operations so long as such act does not reduce or negatively affect performance of the Property.
Article 16 (Ownership of Parts)
1	Except for circumstances under Paragraph 2, parts that Lessee installed in the Property under Article 14, Paragraph 4, upon installation, shall comprise the Parts that constitute the Property and automatically belong to Lessor and be leased from Lessor to Lessee under this Agreement. With respect to parts that are removed from the Property, the ownership of the removed parts shall be transferred to Lessee while the ownership of the substitutes is transferred to Lessor. However, the parts that are exchanged and removed, though not replaced by similar substitutes, shall still be owned by Lessor regardless of their location and are subject to this Agreement.

2	Lessee may retain the ownership of parts that are installed to the Property, after the Property was delivered to Lessee under Article 4, as an addition, not as replacements, under Article 14, if removal of such parts from the Property is possible without compromising performance of the Property. Lessor may consider said parts in accordance with Article 26, Paragraph 3.
Article 17 (Inspection)
Lessor and its designated parties may, upon prior notice to Lessee no less than 5 bank business days in advance, with respect to the Property or its parts, enter an office, factory or facility of Lessee or its installation location, or on a premise of Lessee and inspect the Property with respect to conditions, installation, use, operation, storage, maintenance and repair. However, when performing the applicable inspection, normal operations of Lessee or its installation location shall not be disturbed and, at the same time, reasonable confidentiality, safety, and security restrictions imposed by Lessee or its installation location shall apply.
Article 18 (Obligations)
1	Lessee shall not establish, approve, or cause to create any obligation to the Property and its parts, rights or benefits under this Agreement. Provided, however, such shall not apply to any obligation arising out of (a) rights of Lessor and Lessee provided in this Agreement, (b) retention rights or similar security rights of employees, maintenance providers and repair providers that arise during normal operations of Lessee, for which a payment due date has not arrived and there is no risk of enforcement of obligations with respect to the Property, and (c) rights under the related agreements executed by Lessor, SD Receivables Assignee, the Lenders and their successor/s and assignee/s (including loan and security agreements ).
2	In the event that an obligation arises that is not excluded by the conditions stipulated in the previous paragraph, Lessee, on its own responsibility and at its own expense, shall remove the same in an appropriate method.
Article 19 (Insurance)
1	Lessee shall, on its own responsibility and at its own expense, personally, execute an insurance agreement to cover damage to and loss of the Property at all times during the lease period through the Guarantor, Toshiba Group companies or SD Group companies with an insurance company recognized by Lessor as internationally reliable.

2	Regarding insurance referred to in the previous paragraph, the amount of insurance shall be no less than the amount equivalent to 100% of stipulated loss payment as of the lease payment date immediately before the date of loss event.

3	Lessee shall, in the event that an event insured against, whether total or partial, occurs to the Property, promptly notify Lessor.

4	In the event that damage (partial loss) occurs to the Property, where restoration or repair of the Property is possible, Lessee shall receive the insurance money paid for such event. Upon receiving such insurance money, unless the damage has already been restored or repaired, Lessee shall apply the entire amount of the insurance money to restoration and repair of the Property. Further, in the event that a total loss event occurs, the provisions stipulated in Article 9 shall apply.

5	Prior to the date of transfer of the Property stipulated in Article 4 and at the start of each insurance coverage for the period for which insurance coverage is required pursuant to this Article (at least once a year), Lessee shall obtain documentation that proves the coverage that meets the above conditions from an insurance company prescribed in Paragraph 1 and deliver such document to Lessor.

6	Terms and conditions for insurance set forth in this Article shall, in all respects under any circumstances, not be less than insurance that covers property that is similar to the Property. In the event that terms and conditions of the insurance set forth in this Article become less than the terms and conditions of such other insurance, the terms and conditions of the insurance set forth in this Article shall be improved to the terms and conditions of such other insurance, and Lessee shall promptly conform to the improved terms and conditions.

Article 20 (Representations and Warranties)
1	Lessee represents and warrants the following items as of the day of this Agreement:
(1)	That Lessee has concluded the related agreements to which Lessee is a party, has capacity and authority by law and internal corporate rules and regulations of the company to exercise the rights and fulfill the obligations under the related agreements and has processed resolutions of the general meetings of shareholders and other measures necessary by law and internal corporate rules and regulations of the company for the approval of such related agreements and exercise of its own rights and fulfillment of its obligations.

(2)	That preparation, delivery and execution by Lessee of the related agreements to which Lessee is a party does not, in any respects, violate laws, Lessee’s Articles of Association and other documents related to its organizations and provisions of agreements to which Lessee is a party.

(3)	That the related agreements, to which Lessee is a party, are legal, effective and binding agreements against Lessee where implementation in accordance with each provision is possible.

(4)	That preparation and delivery of the related agreements to which Lessee is a party, and performance or fulfillment by Lessee of each intended transaction thereunder do not require in any way approval and license by any government or other public office or court, notification to or registration with government or other public office or court, or other procedure, except for those already completed.

(5)	That there is no pending judicial or administrative procedure in any way that would adversely affect execution of the rights or fulfillment of the obligations by Lessee with respect to the related agreements to which Lessee is a party.

(6)	That Lessee has disclosed to Lessor, the Borrower, the SD Receivables Assignee and the Lenders business plans for the fiscal year during which the execution date of this Agreement falls within the scope determined by Lessee’s directors as reasonably necessary for implementation of this Agreement.

(7)	To the extent of Lessee’s knowledge, no event of default has occurred.
2	Lessor represents and warrants the following items as of the execution date of this Agreement:
(1)	That Lessor has concluded the related agreements to which Lessor is a party has capacity and authority by law and internal corporate rules and regulations of the company to exercise the rights and fulfill the obligations under the related agreements and has processed passed resolutions of internal corporate meetings and other measures necessary by law and internal corporate rules and regulations of the company for the approval of such related agreements and exercise of its own rights and fulfillment of its obligations.

(2)	That preparation, delivery and execution by Lessor of the related agreements to which Lessor is a party does not, in any respects, violate laws, Lessor’s Articles of Association and other documents related to its organizations, and provisions of agreements to which Lessor is a party.

(3)	That the related agreements, to which Lessor is a party, are legal, effective and binding agreements against Lessor where implementation in accordance with each provision is possible.

(4)	That preparation and delivery of the related agreements to which Lessor is a party, and performance or fulfillment by Lessor of each intended transaction thereunder do not require in any way approval and license by government or other public office or court, notification to or registration with any government or other public office or court, or other procedure, except for those already completed.

(5)	That there is no pending judicial or administrative procedure in any way that would adversely affect execution of rights or fulfillment of obligations by Lessor with respect to the related agreements to which Lessor is a party.
3	Representations and warranties of each item in the previous two paragraphs shall be deemed to be repeated by Lessee and Lessor on the delivery date of each individual transaction and each lease payment date under the circumstances existing on those days. Provided however, in relation to item 1 (7), where the event of default is cured within the cure period prescribed in each of the sub-paragraphs in Article 26, Paragraph 1, and did not become a termination event, such shall be deemed not in violation of this Article and Lessee shall not be responsible for damages and other liabilities.
Article 21 (Covenants)
1	Lessee shall make the following commitments to Lessor:
(1)	Lessee shall manage in accordance with Article 10 during the lease period the Property, its unit components and its parts distinctly from other properties.

(2)	Lessee shall fulfill and comply with Lessee’s obligations pursuant to the provisions stipulated in the related agreements (including the Original Purchase Agreements to the extent related to this Agreement).

(3)	In the event that a cause for default or cause that may have a significantly adverse effect on Lessor’s full rights under the related agreements or fulfillment of Lessee’s obligations thereunder arises, Lessee shall notify Lessor to that effect promptly after learning of the occurrence of such events.

(4)	As regards to the related agreements, Lessee shall acquire each consent, permission, approval, license or acceptance from any government or other public office or court that such government or public office or court requires Lessee to acquire in order to continue essentially the same business operations as the present, shall maintain its effect, and also shall abide by all conditions or restrictions imposed thereby.

(5)	Lessee shall provide Lessor, the SD Receivables Assignee and the Lenders, upon reasonable request by Lessor with information regarding the financial circumstances and business conditions of Lessor and the Guarantors as Lessor reasonably requests, including financial statements for which Lessee or the Guarantor has no specific confidentiality obligation, and information regarding installation, condition, storage, use, maintenance and repair of the Property after the end of a fiscal year (however, with respect to the Guarantor, at the end of its half year period and fiscal year).

(6)	Lessee shall perform all acts that Lessor reasonably requests as necessary for establishment, transfer or formation of rights or fulfillment of perfection, to the extent that such act is recognized and intended by the related agreements and within the limitations provided thereunder.

(7)	Lessee shall, for each fiscal year, report promptly after the end of each fiscal year to Lessor progress status of business plans of the fiscal years that are reasonably recognized by Lessee’s directors as necessary for implementation of this Agreement.

(8)	If Lessor reasonably demands, Lessee shall cooperate with Lessor, the SD Receivables Assignee and the Lenders to achieve objectives of the related contracts.

(9)	Lessee and the Guarantor shall handle, at their own discretion and responsibility, accounting and financial matters of Lessee and the Guarantor with respect to the transaction under this Agreement and its related agreements.

(10)	Lessee shall ensure that the Guarantor makes no significant changes to the FLASH PARTNERS MASTER AGREEMENT executed between the Guarantor and SanDisk International Limited on September 10, 2004. Provided, however, that this shall not apply in the event that the Lessor, the SD Receivables Assignee and the Lenders agree otherwise.

(11)	Lessee shall cause SanDisk to abide by the following provisions. Provided, however, that this shall not apply in the event that the Lessor, the SD Receivables Assignee and the Lenders agree otherwise as to (1) and (3) below.

(1)	SanDisk shall maintain a long-term debt rating by Standard & Poor’s Rating Services or Moody’s Investors Service at BB-, Ba3 or above respectively.

(2)	SanDisk shall undertake that no lien shall be attached to any SanDisk assets without prior written approval by Lessor. Provided, however, that this shall exclude cases involving normal securitization transactions regarding loan or inventory or any of the permitted liens listed in Attachment 3 below (Permitted Liens).

(3)	SanDisk shall maintain the amount of equity (Total Stockholders’ Equity) indicated in consolidated balance sheet as of the end of each accounting term and mid accounting term of each fiscal year at no less than 1,514 million US dollars until the termination of this Agreement and completion of fulfillment of all of Lessee’s and SanDisk’s obligations to Lessor under this Agreement.
2.	Lessor shall promptly submit to Lessee copies of notices, requests, demands, waivers, acceptances, consents, or other communications between the Lenders and the SD Receivables Assignee which has legal effects under the related agreements.
Article 22 (Indemnity and Expenses Liabilities)
1	Lessee shall, except as otherwise provided in this Article, be responsible and indemnify for all obligations and loss etc. related to expenses that arise from ownership, possession, use, application, operation, lease, sublease, installation, storage, maintenance, repair, improvement, modification, insurance, obligations etc., delivery, purchase, transfer, return, performance etc., structure, design, specification, functions, durability, operability, manufacture of the Property, unit component or its parts and/or payments due under the related agreements (except payment of property purchase price under the Sale and Purchase Agreement and payment of principal and interest under the Loan Agreement), taxes and public duties imposed on all or any of persons to be indemnified in direct or indirect relation to any of the subject transactions, and loss etc. to be incurred by all or any of persons to be indemnified and, if there is an instruction from the persons to be indemnified, directly pay to the authorities or a third party. However, Lessee shall have no obligation of indemnity or payment stipulated under this paragraph for either taxes or public duties imposed with respect to net profit of the persons to be indemnified or taxes or public duties imposed based on or in respect of net profit, or taxes and public duties otherwise provided in this paragraph.
2	In respect of the expenses for preparation, drafting and execution of the related agreements, each party shall pay its own attorney’s fee.

3	Expenses arising from fulfillment of obligations and transactions under the related agreements shall be determined by the express provisions thereof and by the following:
(1)	Lessee shall bear the bank fees with respect to payments etc. stipulated in Article 7.

(2)	Lessee shall bear the expenses including attorney’s fees with respect to Lessee exercising purchase options or returning the Property.

(3)	Expenses including attorney’s fees that arise from default under this Agreement by any of parties involved shall be incurred by the defaulting party.
4	Taxes and public duties with respect to the related agreements shall be determined by the express provisions thereof and by the following.
(1)	Except as otherwise agreed by and between parties to this Agreement, with respect to consumption tax imposed on payment of sales and purchase price and lease payments for the Property due under the related agreements (including the fixed property tax provided in sub-paragraph (2)), the parties involved that make these payments shall pay the amount of consumption tax to the receiving parties along with these payments. Provided, however, this shall not apply in the case that any of the parties to this Agreement may be exempt from consumption tax under the provisions of consumption tax law.

(2)	If payment of Fixed property tax imposed on the Property is payable by Lessor, Lessee shall pay Lessor the amount equivalent to the fixed property tax.
5	Taxes and public duties that Lessee indemnifies or pays those persons to be indemnified under this Article shall be based upon net amount after tax.

6	If the loan interest rate is increased based on each Subject Borrowing Contract (including where the subsidy becomes unavailable in whole or in part to the SD Lender B or the Toshiba Lender B pursuant to the provisions of the summary for subsidizing business expenses for promotion of special loans for the advancement of areas having power plants (enacted on January 14, 1991, Agency for Natural Resources and Energy 2, No. 14534)), or each Borrower is charged with additional costs in accordance with each Loan Agreement, Lessor may, upon written notice, based on charges from each Borrower, increase the lease payment applicable to SD Tranches 1-A or SD Tranche 1-B, or Toshiba Tranche 1-A or Toshiba Tranche 1-B based on reasonable calculation method or may demand payment of the relevant additional expense to Lessee. In such case, each amount of the applicable purchase option exercise cost, Return Adjustment Fee, repayment standard fee and stipulated damages shall also be recalculated. Further, if the SD Receivables Assignee is charged with additional expense, Lessor may, upon demand by the SD Receivables Assignee, by written notice, increase the lease payment applicable to SD Tranche 1-C based on reasonable calculation method, or may demand payment of the relevant additional costs to Lessee. In such case, each amount of the applicable payment for the exercise of purchase options, Return Adjustment Fee, repayment standard fee and stipulated loss payment shall be recalculated as well.

7	In the event that taxes and public duties and other expenses to be incurred by Lessee pursuant to the related agreements are charged to Lessor or paid in advance by Lessor, Lessee shall immediately pay Lessor, upon request by Lessor, the amount of the relevant payment and interest calculated from the payment date in accordance with provisions of Article 27. Provided, however, Lessor shall immediately notify Lessee with proof of advance payment if Lessor is charged with such taxes and public duties and other expenses, or has paid such amount.
Article 23 (Number of individual transactions and change of deliverable period)
1	Lessee and Lessor shall perform the first individual transaction in the period starting [*] and ending [*], and thereafter may execute up to [*] transactions (total of 5 transactions) until [*].

2	Lessee and Lessor may, if prior written approval of the Lender, the Borrower and the SD Receivables Assignee are obtained, change the execution period of individual transactions and the number of individual transactions provided in the previous paragraph, and in this case Lessee and Lessor shall, if a change is needed regarding terms and conditions of payment, including lease payment, stipulated loss payment, payment for exercise of purchase option payments and Return Adjustment Fee, discuss such changes.
Article 24 (Purchase Options)
1	Lessee may, for each individual transaction, by notifying Lessor no less than 30 days in advance of each lease payment date, purchase all of the Property or any unit component (provided, however, exercise of purchase options for any unit component shall be in accordance with the provisions in Paragraph 4 below) by paying Lessor the relevant

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

payment for exercise of purchase option and the other amounts that are due with respect to the Property or said unit component as of said lease payment date (provided, however, for each individual transaction on the final lease payment date, whether or not there is notification from Lessee, unless the leased item is returned pursuant to Article 25, the purchase options shall be deemed to have been exercised). Notice of exercise of purchase options under this paragraph shall not be withdrawn.

2	If Lessee exercises purchase options stipulated in the previous paragraph and has paid the amount as prescribed in the previous paragraph, Lessor’s ownership and any other rights with respect to such Property or its unit component shall be transferred to Lessee on an as is basis without warranty and others at the time of completion of its payment. Provided, however, Lessor shall warrant to Lessee that no obligations etc. with respect to the Property or its unit component that arise from causes created by Lessor or attributable to Lessor exist at the time of such transfer.

3	Lessor shall immediately deliver a certificate of transfer provided in Attachment 6 to Lessee when receiving the amount as prescribed in Paragraph 1 has been paid.

4	Exercise of purchase options with respect to some unit components and not the entire Property may be allowed only if the total amount of property purchase cost of said unit component that Lessee is to purchase on a lease payment date pursuant to this Article exceeds [*] Yen and Lessor’s consent is obtained (Lessor may not reject such consent without any rational reasons, which include the case that Lessor determines, at its own discretion, that the relative value of the remaining Property against payment for exercise of purchase options of the Property after the purchase of said unit component is less than that of the Property before such purchase.) Further, of the payment for exercise of purchase options, the maximum amount that is appropriated to the original principal of each of SD Tranches 1-AB, SD Tranche 1-C and Toshiba Tranches 1-AB shall be the amount calculated by multiplying a property purchase cost of said unit component by rates provided in the stipulated loss payments column (A), (B), (C), (E) and (F) of a loan certificate.

5	Lessee shall incur all expenses regarding exercise of purchase options by Lessee.
Article 25 (Return)
1	Lessee, in accordance with the following provisions, for each individual transaction,

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

return to Lessor all unit components that are subject to said individual transaction at the location designated by Lessor on the lease payment date immediately preceding the first anniversary of the delivery date within the lease period, and on each anniversary date of the relevant lease payment dates (hereinafter referred to as “return date”) by notifying Lessor and the Lenders no less than [*] days in advance. In such case, Lessor must specify Lessee the return location or the storage location of the relevant unit component part (including the location of all unit component parts at the time specified) [*] days before the return date. Provided, however, if any of reasons for cancellation or default (including reasons for cancellation and for default with respect to provisions regarding return in this Article) has occurred on such return date, or purchase by exercising purchase options pursuant to Article 24 takes place on the same day as the return date, Lessee may not return the Property under this Article. Notification of exercise of return options pursuant to this Article may be withdrawn until [*] days before such return date by obtaining prior written consent from Lessor.
(1)	When Lessee returns the Property to Lessor pursuant to this Article, the Property shall be in a good condition as at the time of delivery in Article 4, its normal use is possible, and that Lessor can determine that all of the requirements for conditions at the time of return of the Property prescribed in Attachment 7 are met, except for normal wear and tear and changes etc. performed in accordance with provisions of Article 14, Paragraph 4 or 5, or Article 15.

(2)	Lessee shall deliver, with return of the Property to Lessor, in addition to a maintenance and repair log of the Property, all records or copy thereof of installation, storage, use, operation, maintenance and repair of the Property and, if Lessor requests, a certificate by the Property manufacturer, the Property parts supplier or a property maintenance and repair provider approved by the property manufacturer that certifies the items provided in Item (1) of this paragraph.

(3)	Lessee shall approve that Lessor, the Lenders or a party that is to become a buyer of the Property that Lessor has designated (and related parties thereof) enters the office and factory of Lessee or its installation location to inspect the Property prior to return of the Property in accordance with Article 17.

(4)	Lessee shall, on the return date, with return of the Property, pay Lessor the Return Adjustment Fee for retuning the Property as of the return date and other amounts due under the related agreements.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(5)	If Lessor incurs a debt against Lessee under the related agreements on the return date, Lessor shall, on the return date, upon return of the Property, pay Lessee the relevant amount which relates to returned Property.

(6)	Return of the Property under this Article shall be allowed only with respect to all unit components subject to the relevant individual transaction, and shall not be allowed with respect to only some unit components.

(7)	Lessee shall, in electing return under this Article, upon discussion with Lessor, work to offer a third party who purchases the Property with purchase conditions with which Lessor is objectively satisfied. Provided, however, this shall not apply in the case where the Property or any of its unit components is discarded in accordance with Paragraph 4.
2	Lessor shall, when receiving the returned Property, prepare a certificate of return as provided in Attachment 5 and immediately delivery it to Lessee.

3	Lessee shall, if requested by Lessor, on its own responsibility and at its own expense, hold in trust the Property for Lessor for maximum of [*] after the return date, and shall perform maintenance management, inspection and maintenance in accordance with this Agreement in order to maintain the same level of performance etc. as on the delivery date by the Property at all times, and if the Property is damaged, regardless of the cause, shall restore it to its original condition.

4	Notwithstanding the provisions of Paragraph 1, Lessor may request Lessee to dispose all or a part of unit components that constitute the Property before the return date. In this case, Lessee shall, upon delivery of acknowledgement to Lessor, on its own responsibility and at its own expense, immediately dispose of the requested unit components within Japan. Lessee shall, for such disposition, comply with the applicable laws (including environmental laws). Provided, however, if Lessor needs to dispose on its own behalf, Lessee shall bear such cost and provide necessary support. In any event, Lessor may request Lessee to provide documentation that confirms disposition or any related documents, or copies thereof.

5	Lessee shall incur maintenance expense, removal expense, transport expense, storage expense in item 3, resale expense and all other expenses. Provided however, the amounts to be borne by Lessee shall be limited to the expenses stated in the previous paragraph.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6	If Lessor sells the Property to a third party within [*] of return of the Property by Lessee to Lessor under this Article, and if the net amount after deducting taxes and public dues, sales fee, resale expenses and any other expenses which Lessor incurs from the received amount of the sales proceeds exceeds the Return Adjustment Fee of the Property as of the return date, Lessor shall 1 return the resale expenses borne by Lessee and 2 if there remains further balance after such return pay Lessee the amount equivalent to [*]% thereof. Lessee shall incur taxes and public duties charged on such payment.

7	In disposing Property that is returned pursuant to this Article, conditions and methods etc. of disposition shall be determined by discussion with SD Lessor RA and Toshiba Lessor RA. Provided however, in the case of disposition of such Property under terms of sale and method which recovers an amount less than the amount equivalent to the repayment standard fee, consent from both SD Lessor RA and Toshiba Lessor RA shall be required.

8	All actions conducted pursuant to this Article and Attachment 7 in Lessee’s and the office, factory or facilities of the installation location and within the facilities of the installation location shall be in accordance with the conditions and restrictions stated in Article 17.
Article 26 (Termination of Agreement)
1	Lessor may, upon the occurrence of any one of the following events, with only written notice without formal demand, accelerate all payments owing by Lessee under this Agreement or any or all of the individual transactions and terminate this Agreement or any or all of the individual transactions.
(1)	If Lessee defaults a lease payment, purchase option exercise cost, Return Adjustment Fee and stipulated damages under the relevant agreements for 2 bank business days or more or if Lessee defaults payment of lease payment and payment for other debts due under the related agreements and does not make the relevant payments within 2 bank business days of receipt of written notice to that effect from Lessor. Lessor shall notify Lessee by the next succeeding day of the scheduled date of receipt if there is delay in the receipt of lease payment and other monetary obligations under the related agreements from Lessee.

(2)	If Lessee neglects to obtain and keep required insurance in accordance with this Agreement.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(3)	If Lessee neglects to remove obligations etc. in accordance with this Agreement, and Lessee fails to eliminate within 5 bank business days after receipt of written notice from Lessor of such event.

(4)	If Lessee violates the provisions of the related agreements, in addition to the previous Item, and does not correct the relevant violations within 10 bank business days of receipt of written notice to that effect from Lessor.

(5)	If Lessee or a Guarantor is subject to compulsory execution, petition for auction or disposition for failure to pay taxes and public duties, or petition for the commencement of bankruptcy proceedings (including petition for similar procedures or dispositions under foreign law). Provided, however, except where the relevant petition or disposition is cancelled or dissolved within 30 days.

(6)	If Lessee or a Guarantor starts private dissolution, passes a resolution to liquidate or dissolve all or the major part of the business operation (provided, however, except in the case of corporate reorganization that does not follow a procedure provided in Item (5) for Lessee or the Guarantor, and Lessor, the Borrower, the SD Receivables Assignee and the Lenders have consented thereto), or receives an order of business suspension of all or major part of business or operation or other discontinuance of all or major part of business or operation from a public office (It shall be considered to fall under this Item (6) if operation of the Property by Lessee has ceased for more than 2 months and without any prospect for resumption).

(7)	If Lessee or a Guarantor transfers all or major part of its business. Provided, however, except in the case of corporate reorganization that does not follow a procedure of Item (5) for Lessee or the Guarantor, and Lessor, the Borrower, the SD Receivables Assignee, the Lenders have consented thereto.

(8)	If Lessee or a Guarantor stops payment or suffers suspension by a bill clearing house.

(9)	If the direct or indirect rate of equity participation by each Guarantor with respect to Lessee changes. Provided, however, except where Lessor, the Borrower, the SD Receivables Assignee and the Lenders otherwise have consented thereto.

(10)	If the FLASH PARTNERS MASTER AGREEMENT executed between Toshiba Corporation, SanDisk Corporation and SanDisk International Limited on September 10, 2004 is cancelled, dissolved, or terminated.

(11)	If (i) Lessee or a Guarantor suffers acceleration with respect to debt greater than 20 million US dollars arising from a default of monetary obligations (including where monetary obligations of Lessee or a Guarantor that is greater than 20 million US dollars and which did not arise from a default of monetary obligations is accelerated, and the relevant monetary obligation is not repaid by Lessee or Guarantor within the period scheduled by the agreement regarding the relevant monetary obligations (including any periods necessary for the procedures for repayment if such procedures are set forth in the agreement) or within a reasonable period if no such period is scheduled in such agreement), or (ii) Lessee or a Guarantor suffers acceleration with respect to monetary obligations greater than 100 million US. Provided, however, this shall exclude cases where it is determined that the creditor has consented or agreed to the delay (including implied consents pursuant to commercial practices) or cases where Lessee or the Guarantor is disputing the relevant obligation and has not yet been legally settled.

(12)	If the amount of equity (Total Stockholders’ Equity) in consolidated the balance sheet as of the last of accounting term and mid accounting term of each fiscal year of SanDisk becomes less than 1,514 million US dollars.

(13)	If a long-term debt rating of SanDisk by Standard & Poor’s Rating Services or Moody’s Investors Service is decreased to below BB- or Ba3, respectively
2	If this Agreement is terminated under the previous paragraph, Lessee shall return the Property to Lessor on the date specified by Lessor for termination (hereinafter referred to as “termination date”), and pay all amounts due that have not been paid as of the termination date, including unpaid lease payments due to be paid on a lease payment date before the termination date and late charges thereof and stipulated loss payment as of the termination date as provided in Attachment 1, Paragraph 9.

3	In the event that this Agreement is terminated in accordance with Paragraph 1, Lessor shall, following its selection, liquidate all or a portion of debts of the previous paragraph by method provided in each of the following Items.
(1)	Upon disposing of the Property by sale under sales conditions determined at its own discretion, the amount equivalent to the amount of such net sales proceeds from which expenses have been deducted is less than the amounts owing under the previous paragraph.

(2)	Upon appraising fair market price of the Property, the amount equivalent to such appraisal amount from which expenses are deducted is less than the amounts owning under the previous paragraph.
In addition, of the amounts owing under the previous paragraph, Lessee shall not avoid liability for any of such amount remaining after such liquidation. Lessor shall immediately return to Lessee the remaining balance after the total amounts owing under the previous paragraph is satisfied by such liquidation.

4	When Lessee returns the Property pursuant to Paragraph 2, conditions of the Property, method of return and others shall be determined by the provisions of Article 25, unless otherwise provided in this Article.

5	Notwithstanding the provisions of each of the previous paragraphs, Lessee may, until Lessor disposes of the Property or its unit components by sale in accordance with Paragraph 3, purchase the Property or its unit component that have not been sold by paying to Lessor stipulated loss payment with respect to the Property or unit component as of the termination date, unpaid lease payments and other amounts that Lessee is required to pay to Lessor under Paragraph 2 (including late charges) (provided, however, except for a case of purchasing the entire Property, this may be approved only when Lessor’s consent is provided ). If Lessee purchases the Property or its unit component by making such payment to Lessor, Lessor shall transfer title to the Property or its unit component to Lessee on an as is basis without warranty. (Provided however, where there exists burden etc. created by the relevant agreements or arising from events attributable to either of Lessor, SD Receivables Assignee, the Lenders and their respective successors and permitted assigns in relation to such property or unit component part, Lessor shall eliminate at the Lessor’s expense.) Such transfer shall be pursuant to provisions of certificate of transfer in the form provided in Attachment 6.

6	Lessor may, in relation to the termination events set forth in each of the sub-paragraphs of paragraph 1, seek injunction of defaults or specific performance, claims for compensation regarding losses or liability suffered by Lessor, and any other remedies recognized by law.

7	In the event that any reason for termination set forth in Paragraph 1 (12) or (13) occurs, that termination event shall be deemed not to have occurred if SanDisk, the all SD Lessors, SD Receivables Assignee and all SD Lenders have agreed, within 30 days of the date the occurrence of such event has become known, on the supplementary security to be supplied by SanDisk, or if they have agreed on the amount of lease and stipulated loss payment pursuant to this Agreement and on revision of the spread used to calculate the interest rate pursuant to the Loan Agreement.

8	Lessee may, in the event that any reason for termination provided in each Item of Paragraph 1 occurs, (excluding where termination events set forth in sub-paragraphs (9), (10), (12) and (13) has occurred in respect of the Guarantors) by obtaining prior written consent of Lessor or the Lenders within 30 days of the date the occurrence of such event has become known, transfer the status of Lessee under this Agreement and its related agreements to both or either of the Guarantors. In such case, the relevant reason for termination is cured and shall be deemed to not have occurred.

9	In the event that a reason for termination provided in Paragraph 1 (5) through (8) and (10) through (13) occurs for either Guarantor, the other Guarantor may succeed the status of Guarantor within 30 days of the date of the occurrence of said event if such other Guarantor delivers a guarantee or security acceptable to Lessor, SD Receivables Assignee and the Lenders, then in such case, such termination event shall be deemed not to have occurred.

10	If there is significant cause, objectively and reasonably recognized, whereby voluntary and smooth performance of the obligations due under this Agreement becomes difficult due to a material change in conditions regarding assets and creditworthiness of Lessee or a Guarantor other than the events set forth in each sub-paragraphs of paragraph 1, Lessor shall notify Lessee to such effect and consult with Lessee regarding countermeasures.
Article 27 (Default Interest)
If Lessee defaults in the payment of money to Lessor under this Agreement, Lessee shall pay (a) for each Tranche other than SD Tranche 1-B and Toshiba Tranche 1-B, late charges at the interest rate of [*]% per annum (on a prorated daily basis with 1 year as 360 days) and (b) for SD Tranche 1-B and Toshiba Tranche 1-B, late charges at the rate of [*]% annual interest (on a prorated daily basis with 1 year as 365 days), for the period from the due date to the actual date of payment.
Article 28 (Transfer of Rights and Obligations)
Lessee and Lessor shall not, without obtaining prior written approval of the other party, transfer to a third party the right of use of the Property and rights and obligations under this Agreement, or give the same as security. Provided, however, except for the following cases:
(1)	For each individual transaction, SD Lessor may transfer to the SD Borrower under the SD Sale and Purchase Agreement regarding Receivables any and all obligations related to the lease payments, stipulated loss payments, payments for purchase options, exercise, Return Adjustment Fees, break funding costs, late charges, and any other amounts related to SD Tranches 1-AB.

(2)	For each individual transaction, SD Lessor may transfer to the SD Receivables

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Assignee under the SD Receivables Assignment Agreement any and all obligations related to the lease payments, stipulated loss payments, payments for purchase options exercise, Return Adjustment Fees, break funding costs, late charges, and any other amounts related to SD Tranche 1-C.

(3)	For each individual transaction, Toshiba Lessor may transfer to Toshiba Borrower under Toshiba Sale and Purchase Agreement regarding Receivables any and all obligations related to the lease payments, stipulated loss payments, payments for purchase options exercise, Return Adjustment Fees, break funding costs, late charges, and any other amounts related to Toshiba Tranches 1-AB.

(4)	For each individual transaction, the SD Borrower may, as security for the SD Loan Agreement for the SD Lenders, transfer the assigned obligations of Paragraph 1 under the SD Agreement on Security Assignment regarding Claims.

(5)	For each individual transaction, the Toshiba Borrower may, as security for the Toshiba Loan Agreement for the Toshiba Lenders, transfer the assigned obligations of Paragraph 3 under the Toshiba Agreement on Security Assignment regarding Claims.

(6)	For each individual transaction, Lessor may, as security for the Loan Agreement for the Lenders, assign the Property under the Master Agreement on Commitment for Security Assignment regarding Claims.
Lessee shall hereby approve such transfers of the obligations and the establishment of security rights/liens and shall cooperate with Lessor in preparation and delivery of documents requested by Lessor. In addition, Lessee and SD Lessor shall approve the exercise of the SD Lessor’s rights provided in this Agreement to the extent necessary for performance of assigned obligations the SD Borrower and the SD Receivables Assignee acquired pursuant to the SD Sale and Purchase Agreement regarding Receivables or the SD Receivables Assignment Agreement, and Lessee and the Toshiba Lessor shall approve the exercise of Toshiba Lessor’s rights provided in this Agreement to the extent necessary for performance of the assigned obligations that the Toshiba Borrower has acquired under the Toshiba Sale and Purchase Agreement regarding Receivables.
Article 29 (Limitations on Recourse to the Property)
1	Except as provided in Paragraph 3 of this Article, performance of monetary obligations that Lessee owes to the SD Lessor under this Agreement shall be recoverable against only the following money and other assets (hereinafter referred to as “SD recourse property”), and Lessee shall not be responsible for default by any parties to the related agreements other than itself or price fluctuations or any inability to dispose of the Property. Except in respect of the SD recourse property, the SD Lessor shall not file petition for attachment, provisional attachment or other compulsory procedures, or protective orders against Lessee’s assets, and shall not seek bankruptcy procedures against Lessee.
(1)	Amounts equal to lease payment, stipulated loss payment, Return Adjustment Fee, payment for exercise of purchase options, break funding costs and late charges related to each SD Tranche and other monies related to each SD Tranche under the Master Lease Agreement.

(2)	Monetary amounts that the SD Lessor may claim pursuant to the SD Guarantee Agreement with respect to the rights related to the monies stipulated in the previous Item.

(3)	The SD Lessor’s shared equity of the Property.

(4)	Amounts that the SD Lessor receives as a result of exercise or execution of rights under the related agreements (irrespective of compulsory or voluntary procedures).
2	Except as provided in Paragraph 3 of this Article, performance of monetary obligations that Lessee owes to the Toshiba Lessor under this Agreement shall be recoverable against only the following money and other assets (hereinafter referred to as “Toshiba recourse property”) and Lessee shall not be responsible for default by any parties to the related agreements other than itself, price fluctuations or any inability to dispose of the Property. Except in respect of the Toshiba recourse property, the Toshiba Lessor shall not file petition for attachment, provisional attachment or other compulsory procedures, or protective orders against Lessee’s assets, and shall not seek bankruptcy procedures against Lessee.
(1)	Amounts equal to lease payment, stipulated loss payment, Return Adjustment Fee, payments for exercise of purchase options, break funding costs and late charges related to each Toshiba Tranche and other monies related to each Toshiba Tranche 1 under the Master Lease Agreement..

(2)	Monetary amounts that the Toshiba Lessor may claim pursuant to the Toshiba Guarantee Agreement with respect to the rights related to the monies stipulated in the previous Item.

(3)	The Toshiba Lessor’s shared equity of the Property.

(4)	Amounts that the Toshiba Lessor receives as a result of exercise or execution of rights under the related agreements (irrespective of compulsory or voluntary procedures).
3	Notwithstanding the provisions of the previous two paragraphs, Lessee shall not be exempt from liability and shall owe absolute obligations and responsibility to Lessor under the Master Lease Agreement or its related agreements with respect to loss, damage, expenses and cost Lessor incurs or suffers pursuant to the intentional actions or gross negligence of Lessee and in that case the provisions of the previous two paragraphs shall not apply. Further, this paragraph shall not extend to the other Tranches the several obligations for each Tranche of the respective Guarantor under the Guarantee Agreements.

4	The provisions of Paragraph 1 and Paragraph 2 shall only restrict sources of payment with respect to payment of monetary obligations provided in the same paragraphs, and shall not affect the existence of such debts or reduce such debts, nor restrict exercise of Lessor’s rights under the related agreements or security rights/liens held by Lessor.
Article 30 (Notices, etc.)
All written notices necessary under this Agreement shall be sent by postal mail, personal delivery, E-mail or facsimile transmission to the notified parties provided on Attachment 8.
Article 31 (Expression of Intention or Notice of Facts or Receipt thereof by each Lessor)
Where the SD Lessor or the Toshiba Lessor are expected to express its intent or notify facts as a whole, each SD Lessor shall express its intent or notify and receive facts through the SD Lessor Agent and each Toshiba Lessor do the same through the Toshiba Lessor Agent.
Article 32 (Modification of Agreement)
This Agreement shall not be modified or amended without written consent of all parties concerned.
Article 33 (Confidentiality)
1	Each party to this Agreement shall pledge to keep strictly confidential contents of this Agreement and its related agreements and information or documents received through negotiations thereon in accordance with the provisions thereof for [*] years from the day of execution of this Agreement. Provided, however, except as in the case of disclosure of information or documents that are already publicly known, disclosure that accompanies

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

marketing of the Property, disclosure that is necessary for exercise of rights or fulfillment of obligations under the related agreements, and disclosure at the request of tax authorities and other related authorities or disclosure due to prior consent of all parties to this Agreement.

2	Period of confidentiality provided in the previous paragraph shall be automatically renewed for [*] year, unless there is notice of cancellation of confidentiality from Lessee, and the same shall apply thereafter. Provided, however, Lessor may request confirmation from Lessee with respect to the extension of period of confidentiality at the [*] year or at the end of an extended period.

3	In the event that a party to this Agreement infringes the obligations of Paragraph 1, said party shall compensate economic damages incurred by other parties.
Article 34 (Governing Law)
This Agreement shall be in every respect governed by, and construed in accordance with, the laws of Japan.
Article 35 (Jurisdiction)
The Tokyo District Court shall have the exclusive jurisdiction for any and all disputes arising out of or in connection with this Agreement.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In order to verify this Agreement described above, on the date first above written, Lessor, the SD Lessor Agent, the Toshiba Lessor Agent and Lessee shall prepare 8 originals of this Agreement and each shall maintain one set.

(Master Lease Agreement)
SD Lessor            :            Toshiba Finance Corporation
as well as
Toshiba Lessor

SD Lessor as            :            SMBC Leasing Company, Limited
well as
Toshiba Lessor
Agent

(Master Lease Agreement)
Toshiba Lessor            :            IBJ Leasing Co., Ltd.
as well as
Toshiba Lessor
Agent

(Master Lease Agreement)
Toshiba Lessor            :            Sumisho Lease Co., Ltd.

(Master Lease Agreement)
Toshiba            :            Fuyo General Lease Co., Ltd.
Lessor

(Master Lease Agreement)
Toshiba            :            Tokyo Leasing Co., Ltd.
Lessor

(Master Lease Agreement)
Toshiba            :            STB Leasing Co., Ltd.
Lessor

(Master Lease Agreement)
Lessee            :            Flash Partners Yugen Kaisha

Lease Agreement, Attachment 1
Lease Terms and Conditions
1	Designation of scheduled delivery day, the last possible date for delivery and of Property
Lessee shall designate the unit components with serial numbers, etc. for the purpose of objective identification and a delivery date that falls on a business day [*] on [*], to [*] which Lessee notifies to Lessor 20 days to the delivery date (provided, however, that for the first transaction, Lessee and Lessor have agreed otherwise) as a delivery date for each individual transaction and the last delivery date during this period as the last delivery date under this Agreement. Lessee and Lessor shall conduct the first individual transaction during the period from [*] through [*], and thereafter may execute up to [*] transactions (total 5 transactions) until [*]. Provided, however, that Lessee and Lessor may change the period mentioned above and the number of transactions to be implemented pursuant to Article 23.
2	Lease period

For each individual transaction, the period up to the date specified by Lessee which shall be either March 10 or September 10 falling within the period up to the fourth or fifth anniversary date from the delivery date described in the related request for lease and approval (including the delivery date).

3	Calculation of lease payments

The total amount of the following SD Tranches 1-A, SD Tranche 1-B, SD Tranche 1-C, SD Tranche 2, Toshiba Tranche 1-A, Toshiba Tranche 1-B and Toshiba Tranche 2.
(1)	(SD Tranche 1-A)

For each lease payment calculation period, the total sum of (1) property purchase price for the Property in each individual transaction multiplied by the ratio in the following (A); and (2) the interest amount calculated pursuant to the following Paragraph 9 (1) as of the lease payment date with respect to the lease payment calculation period immediately

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

prior to the relevant lease payment calculation period (in the event that the prior lease payment calculation period does not exist, delivery date is used) multiplied by the interest rate of Euro Yen TIBOR (as defined below) with respect to the first date through the last date of the lease payment calculation period plus annual percentage rate of [*]% from the first date to the last date of the relevant lease payment calculation period (calculated on a pro rate basis with 360 days a year).

(2)	(SD Tranche 1-B)

For each lease payment calculation period, the total sum of (1) the amount obtained by multiplying the purchase price of the Property in each individual transaction by the ratio in the following (B); and (2) the interest amount calculated pursuant to the following Paragraph 9 (4) as of the lease payment date with respect to the lease payment calculation period immediately prior to the relevant lease payment calculation period (in the event that the immediately prior lease payment calculation period does not exist, delivery date is used) multiplied by the interest rate of standard fixed interest rate (as defined below) plus annual percentage rate of [*]% from the first date through the last date of the lease payment calculation period (calculated on a pro rate basis with 365 days a year). In addition, if the SD Borrower B (as defined in the SD Loan Agreement) receives the amount equivalent to subsidy as prescribed in Article 7, Paragraph 3 of the SD Loan Agreement, the amount equivalent to the relevant subsidy shall be deducted from the above total amount.

(3)	(SD Tranche 1-C)

For each lease payment calculation period, the total sum of (1) property purchase price for the Property in each individual transaction multiplied by the ratio in the following (C); and (2) the interest amount calculated pursuant to the following Paragraph 9 (7) as of the lease payment date with respect to the lease payment calculation period immediately prior to the relevant lease payment calculation period (in the event that the prior lease payment calculation period does not exist, delivery date is used) multiplied by the interest rate of Euro Yen TIBOR with respect to the first date through the last date of the lease payment calculation period plus annual percentage rate of [*]% from the first date to the last date of the relevant lease payment calculation period (calculated on a pro rate basis with 360 days a year).

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(4)	(SD Tranche 2)

For each lease payment calculation period, the total sum of (1) property purchase price for the Property in each individual transaction multiplied by the ratio in the following (D); and (2) the interest amount calculated pursuant to the following Paragraph 9 (10) as of the lease payment date with respect to the lease payment calculation period immediately prior to the relevant lease payment calculation period (in the event that the prior lease payment calculation period does not exist, delivery date is used) multiplied by the interest rate of Euro Yen TIBOR with respect to the first date through the last date of the lease payment calculation period plus annual percentage rate of [*]% from the first date to the last date of the relevant lease payment calculation period (calculated on a pro rate basis with 360 days a year).

(5)	(Toshiba Tranche 1-A)

For each lease payment calculation period, the total sum of (1) property purchase price for the Property in each individual transaction multiplied by the ratio in the following (E); and (2) the interest amount calculated pursuant to the following Paragraph 9 (13) as of the lease payment date with respect to the lease payment calculation period immediately prior to the relevant lease payment calculation period (in the event that the prior lease payment calculation period does not exist, delivery date is used) multiplied by the interest rate of Euro Yen TIBOR with respect to the first date through the last date of the lease payment calculation period plus annual percentage rate of [*]% from the first date to the last date of the relevant lease payment calculation period (calculated on a pro rate basis with 360 days a year).

(6)	(Toshiba Tranche 1-B)

For each lease payment calculation period, the total sum of (1) the amount obtained by multiplying the purchase price of the Property in each individual transaction by the ratio in the following (F); and (2) the interest amount calculated pursuant to the following Paragraph 9 (16) as of the lease payment date with respect to the lease payment calculation period immediately prior to the relevant lease payment calculation period (in

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the event that the immediately prior lease payment calculation period does not exist, delivery date is used) multiplied by the interest rate of standard fixed interest rate (as defined below) plus annual percentage rate of [*]% from the first date through the last date of the lease payment calculation period (calculated on a pro rate basis with 365 days a year). In addition, if the Toshiba Borrower B (as defined in the Toshiba Loan Agreement) receives the amount equivalent to subsidy as prescribed in Article 7, Paragraph 3 of the Toshiba Loan Agreement, the amount equivalent to the relevant subsidy shall be deducted from the above total amount.

(4)	(Toshiba Tranche 2)

For each lease payment calculation period, the total sum of (1) property purchase price for the Property in each individual transaction multiplied by the ratio in the following (G); and (2) the interest amount calculated pursuant to the following Paragraph 9 (19) as of the lease payment date with respect to the lease payment calculation period immediately prior to the relevant lease payment calculation period (in the event that the prior lease payment calculation period does not exist, delivery date is used) multiplied by the interest rate of Euro Yen TIBOR with respect to the first date through the last date of the lease payment calculation period plus annual percentage rate of [*]% from the first date to the last date of the relevant lease payment calculation period (calculated on a pro rate basis with 360 days a year).
(A)	Provided in loan certificate regarding the relevant individual transaction

(B)	Provided in loan certificate regarding the relevant individual transaction

(C)	Provided in loan certificate regarding the relevant individual transaction

(D)	Provided in loan certificate regarding the relevant individual transaction

(E)	Provided in loan certificate regarding the relevant individual transaction

(F)	Provided in loan certificate regarding the relevant individual transaction

(G)	Provided in loan certificate regarding the relevant individual transaction
In this Clause, “Standard Fixed Interest Rates” shall mean j and k below.
(1)	The interest rate as of 3 P.M. (Japan time) on the date designated in advance by

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Development Bank of Japan (hereinafter referred to as “DBJ”) as the determination date for the base rate (if such date is not a business day in Japan, then the immediately preceding business day in Japan) calculated by DBJ based on the Yen rate which appears on the Bridge Information Systems, Inc.’s Telerate17143 page or its equivalent or alternative page as the value according to maturity for the six months Yen denominated London Interbank Offered Rate.
(2) If the Yen rate is not available on Bridge Information Systems, Inc.’s Telerate17143 page or its equivalent or alternative page, the rate DBJ designates as the equivalent rate of (1) above.
In this paragraph, “Euro Yen TIBOR” shall be the rate of Yen offered trade for a six-month term (per annum) indicated on Telerate Screen 23070 pursuant to the Japanese Bankers Association Euro-Yen Public Announcement Rules designated by the Japanese Bankers Assoc., as of 11:00 a.m. Japan time on the delivery date (in the event of the first payment due date) or the date two bank business days (as defined in Article 1; hereafter the same) prior to the previous interest calculation date. Provided, however, that in the event that the lease payment calculation period is less than six months, the Yen offered rate (per annum) for one week, one month, two months, three months, four months or five months which corresponds to the relevant lease payment calculation period shall be used, and if corresponding Yen offered rate is not available, the highest of the Yen offered rate (per annum) of the most recent period prior or after the relevant period shall be used. Further, if the Yen offered rate set forth above is not available on the Telerate screen number 23070, the higher of the Yen offered rate for the period corresponding to the relevant lease payment calculation period as of the delivery date (in the event of the first payment due date) or 2 bank business days prior to the interest calculation date provided by Sumitomo Mitsui Banking Corporation and Mizuho Corporate Bank, Ltd. shall be used.
4	Lease payment date

In each individual transaction, each March 10 and September 10 falling after each delivery date. However, in the event that the relevant corresponding date is not a bank business day, the payment date shall be determined pursuant to the provisions of Article7, Paragraph 3 of this Agreement.

5	Lease payment calculation period

In each individual transaction, each of the following periods for each of the following Tranches (Provided, however, that in the event that this Agreement is cancelled before termination, the last lease payment calculation period is until the relevant cancellation date.):

(1) SD Tranche 1-A, 1-C, and SD Tranche 2 and Toshiba Tranche 1-A and Toshiba Tranche 2 The period commencing from the delivery date and ending on the day immediately preceding the first lease payment calculation date shall be the first lease payment calculation period and thereafter the period commencing from the day immediately succeeding the last date of the immediately preceding lease payment calculation period and ending the day immediately preceding the next lease payment calculation date.

(2) SD Tranche 1-B and Toshiba Tranche 1-B

The period commencing from the delivery date and ending on the first lease payment calculation date shall be the first lease payment calculation period and thereafter the period commencing from the day immediately succeeding the last date of the immediately preceding lease payment calculation period and ending the day immediately preceding the next lease payment calculation date.
6	Payment for exercise of purchase option amounts

As described in the relevant request for lease and consent for each individual transaction.

7	Return Adjustment Fee

As described in the relevant request for lease and consent for each individual transaction.

8	Repayment standard fee

As described in the relevant request for lease and consent for each individual transaction.

9	Stipulated loss payment

The total sum of the following (1), (4), (7), (10), (13), (16) and (19) with respect to the delivery date or each lease payment date. Provided, however, that the lease payment as of the relevant lease payment date shall be paid separately. In the event that a date on which a stipulated loss payment shall be paid is neither a delivery date nor lease payment date, it shall be the total sum of the following (2), (3), (5), (6), (8), (9), (11), (12), (14), (15), (17), (18), (20) and (21).

(SD Tranche 1-A)
(1)	The amount obtained by multiplying the purchase price for the Property or unit component purchase price with respect to the delivery date or lease payment date by the rate referenced in the following (A)

(2)	The amount obtained by multiplying by the rate in the following (A) with respect to the delivery date immediately before the date on which payment should be made for the purchase price of the Property or its unit component part or lease payment date.

(3)	The amount of interest calculated by multiplying the amount mentioned above in (2) by the interest rate of Euro Yen TIBOR stipulated in the list attached to the Loan Agreement, Paragraph 6 (1) (c) with respect to a period from the first date of the lease payment calculation period through the date on which a stipulated loss payment should be paid plus [*]% (calculated on pro-rate basis with 360 days a year).
(SD Tranche 1-B)
(4)	The amount obtained by multiplying the purchase price for the Property or its unit component purchase price with respect to the delivery date or lease payment date by the rate referenced in the following (B)

(5)	The amount obtained by multiplying by the rate in the following (B) with respect to the delivery date immediately before the date on which their payment should be made for the purchase price of the Property or its unit component part or lease payment date.

(6)	The amount of interest calculated by multiplying the amount mentioned above in (5) by the interest rate of standard fixed interest rate stipulated in the list attached to the Loan Agreement, Paragraph 6 (2) (c) with respect to a period from the first date of the lease payment calculation period through the date on which a stipulated loss payment should be paid plus [*]% (calculated on a pro-rate basis with 360 days a year). In addition, if the SD Borrower B (as defined in the SD Loan Agreement) receives the amount equivalent to subsidy as prescribed in Article 7, Paragraph 3 of the SD Loan Agreement, the amount equivalent to the relevant subsidy shall be deducted from the above total amount.

(SD Tranche 1-C)

(7)	The amount obtained by multiplying the purchase price for the Property or unit component purchase price with respect to the delivery date or lease payment date by the rate referenced in the following (C)

(8)	The amount obtained by multiplying by the rate in the following (C) with respect to the delivery date immediately before the date on which payment should be made for the purchase price of the Property or its unit component part or lease payment date.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(9)	The amount of interest calculated by multiplying the amount mentioned above in (8) by the interest rate of Euro Yen TIBOR stipulated in the list attached to the Loan Agreement, Paragraph 6 (1) (c) with respect to a period from the first date of the lease payment calculation period through the date on which a stipulated loss payment should be paid plus [*]% (calculated on pro-rate basis with 360 days a year).
(SD Tranche 2)
(10)	The amount obtained by multiplying the purchase price for the Property or unit component purchase price with respect to the delivery date or lease payment date by the rate referenced in the following (D)

(11)	The amount obtained by multiplying by the rate in the following (D) with respect to the delivery date immediately before the date on which payment should be made for the purchase price of the Property or its unit component part or lease payment date.

(12)	The amount of interest calculated by multiplying the amount mentioned above in (11) by the interest rate of Euro Yen TIBOR stipulated in the list attached to the Loan Agreement, Paragraph 6 (1) (c) with respect to a period from the first date of the lease payment calculation period through the date on which a stipulated loss payment should be paid plus [*]% (calculated on pro-rate basis with 360 days a year).
(Toshiba Tranche 1-A)
(13)	The amount obtained by multiplying the purchase price for the Property or unit component purchase price with respect to the delivery date or lease payment date by the rate referenced in the following (E)

(14)	The amount obtained by multiplying by the rate in the following (E) with respect to the delivery date immediately before the date on which payment should be made for the purchase price of the Property or its unit component part or lease payment date.

(15)	The amount of interest calculated by multiplying the amount mentioned above in (14) by the interest rate of Euro Yen TIBOR stipulated in the list attached to the Loan Agreement, Paragraph 6 (1) (c) with respect to a period from the first date of the lease payment calculation period through the date on which a stipulated loss payment should be paid plus [*]% (calculated on pro-rate basis with 360 days a year).

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(Toshiba Tranche 1-B)
(16)	The amount obtained by multiplying the purchase price for the Property or its unit component purchase price with respect to the delivery date or lease payment date by the rate referenced in the following (F)

(17)	The amount obtained by multiplying by the rate in the following (F) with respect to the delivery date immediately before the date on which their payment should be made for the purchase price of the Property or its unit component part or lease payment date.

(18)	The amount of interest calculated by multiplying the amount mentioned above in (17) by the interest rate of standard fixed interest rate stipulated in the list attached to the Loan Agreement, Paragraph 6 (2) (c) with respect to a period from the first date of the lease payment calculation period through the date on which a stipulated loss payment should be paid plus [*]% (calculated on a pro-rate basis with 360 days a year). In addition, if the Toshiba Borrower B (as defined in the Toshiba Loan Agreement) receives the amount equivalent to subsidy as prescribed in Article 7, Paragraph 3 of the Toshiba Loan Agreement, the amount equivalent to the relevant subsidy shall be deducted from the above total amount.
(Toshiba Tranches 2)
(19)	The amount obtained by multiplying the purchase price for the Property or unit component purchase price with respect to the delivery date or lease payment date by the rate referenced in the following (G)

(20)	The amount obtained by multiplying by the rate in the following (G) with respect to the delivery date immediately before the date on which payment should be made for the purchase price of the Property or its unit component part or lease payment date.

(21)	The amount of interest calculated by multiplying the amount mentioned above in (20) by the interest rate of Euro Yen TIBOR stipulated in the list attached to the Loan Agreement, Paragraph 6 (1) (c) with respect to a period from the first date of the lease payment calculation period through the date on which a stipulated loss payment should be paid plus [*]% (calculated on pro-rate basis with 360 days a year).
(A) Provided in request for lease and consent regarding the relevant individual transaction

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B) Provided in request for lease and consent regarding the relevant individual transaction
(C) Provided in request for lease and consent regarding the relevant individual transaction
(D) Provided in request for lease and consent regarding the relevant individual transaction
(E) Provided in request for lease and consent regarding the relevant individual transaction
(F) Provided in request for lease and consent regarding the relevant individual transaction
(G) Provided in request for lease and consent regarding the relevant individual transaction
10	Payment method
(1) (1) Lease payments, stipulated loss payments, payments for exercise of purchase options and Return Adjustment Fees, Break Funding Cost, and related late charges in relation to each SD Tranche shall be remitted to the following account of the SD Borrower in cash or by credit pursuant to assignment of payment receipt stipulated in Article 7, Paragraph 4 (Lessee shall bear the bank remittance fee).
[*]
[*]
[*]
[*]
(2) Lease payments, stipulated loss payments, payments for exercise of purchase options and Return Adjustment Fees, Break Funding Cost, and related late charges in relation to each Toshiba Tranche shall be remitted to the following account of the Toshiba Borrower in cash or by credit pursuant to assignment of payment receipt stipulated in Article 7, Paragraph 4 (Lessee shall bear the bank remittance fee).

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]
(2)	Other monies, or in the event that proxy receipt for each Borrower stipulated in Article 7, Paragraph 4 is cancelled, shall be remitted into the account of each Lessor, each Lender or the SD Receivables Assignee in cash or by credit (Lessee shall bear the bank remittance fee).
[*]
11	The Lenders

(The SD Lenders)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
NEC Leasing, Ltd.
Mitsui Leasing & Development, Ltd.
Mitsubishi UFJ Trust and Banking Corporation
Nissay Leasing Company, Limited
The Mie Bank, Ltd.
NTT Finance Corporation
Sumitomo Mitsui Banking Corporation
Development Bank of Japan
(Toshiba Lenders)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
The Sumitomo Trust and Banking Co., Ltd.
     The Chuo Mitsui Trust and Banking Company, Limited.
      Resona Bank, Limited
The Bank of Yokohama, Ltd.
Mizuho Corporate Bank, Ltd.
Development Bank of Japan
(Toshiba Lender Agent)
Mizuho Corporate Bank, Ltd.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12	The Borrowers

(SD Borrower)

Tuolumne Funding Yugen Kaisha

(Toshiba Borrower)

Mariposa Funding Yugen Kaisha

13	SD Receivables Assignee

Japan Electric Computer Co., Ltd.

14	Guarantors

(SanDisk)
            SanDisk Corporation as a guarantor of debts related to each SD Tranche under this Agreement
(Toshiba)
            Toshiba Corporation as a guarantor of debts related to each Toshiba Tranche under this Agreement
15	Administrative Custodian, SD Lessor RA, and Toshiba Lessor RA

(SD Administrative Custodian)

SMBC Leasing Company, Limited

(Toshiba Administrative Custodian)

IBJ Leasing Co., Ltd.

(SD Lessor RA)

SMBC Leasing Company, Limited

(Toshiba Lessor RA)

Sumisho Lease Co., Ltd.
16	Composition of transactions
(1)	Lessor shall purchase from Lessee each unit component in each individual transaction on the delivery date pursuant to the Sales and Purchase Agreement and obtain the ownership thereof. The SD Lessor and the Toshiba Lessor share the ownership of the Property in a ratio of 1:1.

(2)	The SD Lessor shall (1) pursuant to the SD Sale and Purchase Agreement regarding Master Receivables, sell to the SD Borrower, at its own election and discretion, the obligations related to SD Tranche 1-AB due under this Agreement on each delivery date in order to raise an amount equivalent to about [*]% of the property purchase price, and k pursuant to the SD Receivables Assignment Agreement, sell to the SD Receivables Assignee, at its own election and discretion, the obligations related to SD Tranche 1-C due under this Agreement on each delivery date in order to raise an amount equivalent to about [*]% of the property purchase price

(3) Pursuant to the Toshiba Sale and Purchase Agreement regarding Master Receivables, the Toshiba Lessor shall sell to the Toshiba Borrower, at its own election and discretion, the obligations related to Toshiba Tranche 1-AB due under this Agreement on each delivery date in order to raise an amount equivalent to about [*]% of the property purchase price.
(4)	To raise funds to purchase receivables/obligations, pursuant to the SD Loan Agreement, the SD Borrower shall, at its own election and discretion, receive financing from the SD Lenders on each delivery date.

(5)	To raise funds to purchase receivables/obligations, pursuant to the Toshiba Loan Agreement, the Toshiba Borrower shall, at its own option and discretion, receive financing from the Toshiba Lenders on each delivery date.

(6)	The SD Lessor and the Toshiba Lessor shall each raise an amount equivalent to about [*]% of the property price from their own funds.

(7)	Lessor shall lease to Lessee the relevant unit component part on each delivery date pursuant to this Agreement. The ratio of obligations with respect to SD Tranche 1-AB, SD Tranche 1-C and Toshiba Tranche 1-AB and with respect to SD Tranche 2 and Toshiba Tranche 2 shall be 1 to 1, respectively.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Lease Agreement Attachment 2
Request for Lease and Consent
([Serial number]th Individual transaction)
(Month) (Day), 200
To: Toshiba Finance Corporation
To: Sumisho Lease Co., Ltd.
To: SMBC Leasing Company, Limited
To: Fuyo General Lease Co., Ltd.
To: Tokyo Leasing Co., Ltd.
To: STB Leasing Co., Ltd.
To: IBJ Leasing Co., Ltd.
Flash Partners Yugen Kaisha
1	Our company hereby applies to your company the property indicated below pursuant to the Master Lease Agreement of September 22, 2006 (the “Lease Agreement”) executed between our company and your companies.
2	Our company confirms that, with respect to each individual transaction subject to this Request, its delivery date, lease period, the share of each Tranche, each amount of lease payments, payment for exercise of purchase options, Return Adjustment Fee, repayment standard fee and stipulated loss payment stipulated in Items 3, 6, 7, 8 and 9 of Attachment 1 to the Master Lease Agreement after being agreed upon pursuant to Article 4, Paragraph 3 of the Lease Agreement, are as follows and provided in Attachment 2 to this Request.
3	Our company approves that all of the provisions of the Lease Agreement shall apply to each individual transaction subject to this Request.
1	Property loaned

Property specifications : see Attachment 1

2	Delivery date : (Month) (Day), 200

Lease period: [years ][months]from the date of delivery

3	Place of delivery: [800 Yamano-Issiki-cho, Yokkaichi City, Mie Prefecture]
—Lessor Use Only—
(Month) (Day), 200_
Flash Partners Yugen Kaisha
Pursuant to on the Lease Agreement and the above request, our companies agree to lease the property described in 1 above based on the terms set forth in the Lease Agreement and this Request. Additionally, we confirm that regarding subject individual transactions related this application form, we approve that all of the provisions of the Lease Agreement shall apply to each individual transaction subject to this Request.
Toshiba Finance Corporation
Sumisho Lease Co., Ltd.
SMBC Leasing Company, Limited
Fuyo General Lease Co., Ltd.
Tokyo Leasing Co., Ltd.
STB Leasing Co., Ltd.
IBJ Leasing Co., Ltd.

(Request for Lease and Consent, Attachment 1)
[Property specifications]

(Request for Lease and Consent Attachment 2)

SD Tranche 1-A	[*]

SD Tranche 1-B	[*]

SD Tranche 1-C	[*]

SD Tranche 2	[*]

Toshiba Tranche 1-A	[*]

Toshiba Tranche 1-B	[*]

Toshiba Tranche 2	[*]
Lease Agreement, Article 7, Item 1 Ratio of each Tranche
Lease Agreement, Attachment 1, Item 3 lease payment calculation
[*]
Lease Agreement Attachment 1, Item 6 Purchase option exercise cost
Amounts obtained by multiplying the property purchase cost by the following ratios. Provided, however, that the lease payment as of the relevant lease payment day shall be paid separately.
[*]
Lease Agreement Attachment 1, Item 7 Return Adjustment Fee
Amounts obtained by multiplying the property purchase cost of the Property or the relevant unit component part by the following ratios. Provided, however, that the lease payment as of the relevant lease payment day shall be paid separately.
[*]
Lease Agreement Attachment 1, Item 8 Repayment standard fee
Amounts obtained by multiplying the property purchase cost of the Property or the relevant unit component part by the following ratios.
[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Lease Agreement Attachment 1, Item 9 Stipulated loss payment
[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Lease Contract Attachment 3
Loan Certificate
([serial number] Individual transaction)
(Month) (Day), 200_
To: Toshiba Finance Corporation
To: Sumisho Lease Co., Ltd.
To: SMBC Leasing Company, Limited
To: Fuyo General Lease Co., Ltd.
To: Tokyo Leasing Co., Ltd.
To: STB Leasing Co., Ltd.
To: IBJ Leasing Co., Ltd.
Flash Partners Yugen Kaisha
1	Our company hereby prepares and delivers to your company this Loan Certificate to certify the receipt of the property indicated below pursuant to the Master Lease Agreement of September 22, 2006 executed between our company and your companies.

2	Our company confirms that, with respect to each individual transaction subject to this Loan Certificate, its delivery date, lease period, the share of each Tranche, each amount of lease payments, payment for exercise of purchase options, Return Adjustment Fee, repayment standard fee and stipulated loss payment stipulated in Items 3, 6, 7, 8 and 9 of Attachment 1 of Master Lease Agreement after being agreed upon pursuant to Article 4, Paragraph 3 of Master Lease Agreement, are as follows and provided in Attachment 2 to this Loan Certificate.

3	Our company approves that all of the provisions of Master Lease Agreement set forth in Item 1, apply to each individual transaction subject to this Loan Certificate.

1	Property loaned

Property specifications : see Attachment 1

2	Delivery date : (Month) (Day), 200

Lease period : [years ][months]from the date of delivery

3	Place of delivery : [800 Yamano-Issiki-cho, Yokkaichi City, Mie Prefecture]

(Loan Certificate, Attachment 1)
[Property specifications]

(Loan Certificate, Attachment 2)
Lease Agreement, Article 7, Item 1 Ratio of each Tranche

SD Tranche 1-A	[*]

SD Tranche 1-B	[*]

SD Tranche 1-C	[*]

SD Tranche 2	[*]

Toshiba Tranche 1-A	[*]

Toshiba Tranche 1-B	[*]

Toshiba Tranche 2	[*]
Lease Agreement, Attachment 1, Item 3 lease payment calculation
[*]
Lease Agreement Attachment 1, Item 6 Purchase option exercise cost
Amounts obtained by multiplying the property purchase cost by the following ratios. Provided, however, that the lease payment as of the relevant lease payment day shall be paid separately.
[*]
Lease Agreement Attachment 1, Item 7 Return Adjustment Fee
Amounts obtained by multiplying the property purchase cost of the Property or the relevant unit component part by the following ratios. Provided, however, that the lease payment as of the relevant lease payment day shall be paid separately.
[*]
Lease Agreement Attachment 1, Item 8 Repayment standard fee
Amounts obtained by multiplying the property purchase cost of the Property or the relevant unit component part by the following ratios.
[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Lease Agreement Attachment 1, Item 9 Stipulated loss payment
[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Lease Agreement, Attachment 4
Permitted Liens
(a)	Liens existing on the date hereof and Liens securing refinancing indebtedness in respect of secured indebtedness;

(b)	Indebtedness represented by F, F&E Financing Agreements and/or Capitalized Lease Obligations by secured by the assets acquired pursuant to the respective capital lease (in the case of Capitalized Lease Obligations) or with the proceeds of the respective F, F&E Financing Agreements, so long as such Liens do not extend to any other assets;

(c)	Working Capital Indebtedness up to 50% of SanDisk’s and its Subsidiaries accounts receivable and inventory balances (and refinancings thereof) may be secured by the assets of SanDisk and its Subsidiaries;

(d)	any Lien arising by reason of (i) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (ii) security for payment of workmen’s compensation or other insurance; (iii) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money); and (iv) deposits to secure, or guarantees of, public, governmental or statutory obligations, or in lieu of surety or appeal bonds;

(e)	Liens for taxes, assessments of other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings by SanDisk or any of its Subsidiaries if adequate reserves with respect thereto are maintained on the books of SanDisk or any of its Subsidiaries, as the case may be, in accordance with GAAP;

(f)	purchase money security interests arising in the ordinary course of business securing only the assets so acquired;

(g)	statutory Liens of carriers, warehousemen, mechanics, landlords, laborers, materialmen, repairmen or other like Liens arising by operation of law in the ordinary course of business and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if (i) the underlying obligations are not overdue for a period of more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings by SanDisk or any of its Subsidiaries and adequate reserves with respect thereto are maintained on the books of SanDisk or any of its Subsidiaries, as the case may be, in accordance with GAAP;

(h)	Easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects, which, if they are incurred by SanDisk or any of its Subsidiaries after it acquires the property subject thereto, are incurred in the ordinary course of business and consistent with industry practices which, individually or in the aggregate, do not materially detract from the value of the property subject thereto (as such property is used or proposed to be used by SanDisk or any of its Subsidiaries) or interfere with the ordinary conduct of the business of SanDisk or any of its Subsidiaries, provided, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

(i)	Liens that secure Acquired Indebtedness (and refinancings thereof), provided, in each case, that such Liens do not secure any property or assets other than the property or asset so acquired;

(j)	leases or subleases granted to other persons not materially interfering with the conduct of the business of SanDisk or any of its Subsidiaries or materially detracting from the value of the relative assets of SanDisk or such Subsidiary;

(k)	Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by SanDisk or any of its Subsidiaries;

(l)	A notice of intention filed by a mechanic, materialman, or laborer under applicable mechanic’s lien law, or a building contract filed by a contractor or subcontractor thereunder; and

(m)	Other Liens as SanDisk and the Lessors may agree upon from time to time.
Related Definitions
“Acquired Indebtedness” means indebtedness of any Person (a) existing at the time such Person becomes a Subsidiary of SanDisk, including by designation, or is merged or consolidated into or with SanDisk or one of its Subsidiaries or (b) assumed in connection with the Acquisition of assets from such Person.
“Capital Lease Obligations” means any amount capitalized under any lease which is required under

GAAP to be capitalized by SanDisk or one of its consolidated Subsidiaries.
“F, F&E Financing Agreement” means an agreement which creates a Lien upon any after-acquired tangible personal property and/or other items constituting operating assets, which are financed, purchased or leased for the purpose of engaging in or developing SanDisk’s and its Subsidiaries’ respective businesses.
“GAAP” means generally accepted accounting principals as in effect from time to time in the applicable jurisdiction.
“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired by SanDisk.
“Person” means any individual, corporation, company, partnership, or governmental agency.
“Subsidiary” of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (iii) a partnership in which such Person of a Subsidiary of such Person is, at the time, a general partner and has a majority ownership interest.
“Voting Stock” means all classes of equity interests then outstanding and normally entitled to vote in the election of directors (or similar body) of the issuer of such Voting Securities.
“Working Capital Indebtedness” means indebtedness incurred under a credit facility available to SanDisk or any of its Subsidiaries the proceeds of which are used for working capital or similar purposes.
[Reference Translation]
(a)	Security interests/liens existing at the execution of this Agreement and security interests/liens to guarantee refinancing debt related to the secured debt.

(b)	Security interests/liens established by an agreement to establish security interest and obtain operating assets (an agreement to obtain (including purchases and/or leases) operating assets after the execution of this Agreement in order to implement or develop each enterprise of SanDisk or affiliated companies ((i) any company owned directly or indirectly at that time by SanDisk through ownership of a majority of the voting shares (shares which have been issued by that time and which grant in the ordinary course of business the right to select directors and similar positions of the issuer) by SanDisk alone, or by SanDisk and an affiliated company, or by a SanDisk affiliated company alone, (ii) any entity (excluding a corporation)

in which SanDisk independently, or SanDisk and its affiliated company, or a SanDisk affiliated company alone owns a majority interest directly or indirectly on the date of decision, or (iii) any partnership in which SanDisk or a SanDisk affiliated company is a general partner and owns a majority interest; similarly throughout this Article) executed to establish a security interest in those operating assets for the purpose of securing payment of the price of those assets), as well as security interests established in assets obtained pursuant to a capital lease (a lease or other financing required by SanDisk or an affiliated company under U.S. accounting standards (GAAP) for capitalization; similarly below) to secure the payment of the price of those assets.

(c)	Security interests/liens established in the assets of SanDisk or its affiliated companies to secure accounts receivables or inventory balances and financings thereof up to 50 percent of working capital debt (debt borrowed under a credit facility available for use by SanDisk or its affiliated companies, which is used for working capital or some similar purpose) .

(d)	(i) Security interests/liens arising by reason of court judgment, decision, or order (provided, however, that this shall only apply if a bond sufficient for purposes of appealing such judgment, decision, or order has been paid, and all legal procedures properly instituted for the review of such judgment, decision, or order have not been terminated, or the period within which such procedures may be initiated has not expired); (ii) security interests to guarantee payment of worker’s compensation insurance and other insurance; (iii) good-faith deposit monies for deposits related to tenders, leases, and contracts (excluding contracts for payment of money); and (4) deposits to secure a public, government, or legal obligations, or appeal bonds.

(e)	Security interests to secure payable taxes, public charges, and other governmental levies that are not yet due, and security interests to secure taxes, public charges, and other governmental levies that SanDisk or its affiliated companies are contested in court in good faith and by appropriate procedures. Provided, however, that this shall be limited to cases in which SanDisk or its affiliated companies have set aside sufficient reserves on its books for these charges as appropriate pursuant to GAAP.

(f)	Purchase money security interests arising in the ordinary course of business.

Provided, however, that this shall be limited to assets acquired therein.

(g)	Judicial liens for carriers, warehousemen, workmen, landlords, laborers, material suppliers, and mechanics and other similar liens arising by operation of law in the ordinary course of business and consistent with standard industry practices, and any security interests on deposits to release any of these liens. Provided, however, that this shall be limited to situations (i) within 60 days since the payment of the underlying indebtedness has become due, or (ii) such lien is contested in good faith and according to the appropriate procedures by SanDisk or its affiliated companies and SanDisk or its affiliated companies have set aside sufficient reserves on their books for these charges as appropriate pursuant to GAAP.

(h)	Easements, limitations on use, or other limitations or similar encumbrances or title defects that are incurred by SanDisk or its affiliated companies after it acquired the property subject thereto in the ordinary course of business in a manner consistent with industry practices and do not, whether in whole or in part, reduce the actual value of the property and do not interfere with the ordinary operations of SanDisk or its affiliated companies. Provided, however, that these security interests are not incurred in connection with any borrowing of money, any commitment to loan money or extending credit.

(i)	Security interests to secure acquired debt or financings thereof ((i) debt existing at a time of any person who has become a SanDisk affiliated company, or is merged with SanDisk or its affiliated company, or (ii) debt assumed in connection with the acquisition of assets from some person). Provided, however, that these security interests shall be limited to those established in the assets acquired.

(j)	A lease or sublease of assets of SanDisk or its affiliated companies not materially interfering with the ordinary operations of SanDisk or its affiliated company. Provided, however, that such lease or sublease does not reduce the actual value of such assets.

(k)	Security interests arising from precautionary Uniform Commercial Code financing statement filings related to operating leases entered into by SanDisk or its affiliated company

(l)	Security interests arising from filing a notice of intention by a mechanic, material supplier, or laborer under applicable mechanic’s lien law or a building contract filed by a contractor or subcontractor thereunder

Lease Agreement Attachment 5
Certificate of Return
(Month) (Day), 200_
To: Flash Partners Yugen Kaisha
Toshiba Finance Corporation
SMBC Leasing Company, Limited
Sumisho Lease Co., Ltd.
Fuyo General Lease Co., Ltd.
Tokyo Leasing Co., Ltd.
STB Leasing Co., Ltd.
IBJ Leasing Co., Ltd.
     Our company hereby prepares and delivers this Certificate of Return to your company to certify the receipt of the property referenced below pursuant to the Master Lease Agreement executed between our company and your company on September 22, 2006.
1	Property returned

Property specifications : as listed in the attachment

2	Day of return : (Month) (Day), 200_

3	Place of return :

Lease Agreement Attachment 6
Certificate of Transfer
To: Flash Partners Yugen Kaisha
     Our company hereby certifies that the following property was transferred by sale on (Month) (Day), 200 pursuant to Master Lease Agreement between our company and your company dated September 22, 2006.
1	Transferee : Flash Partners Yugen Kaisha

2	Property specifications : as listed in the attachment
(Month) (Day), 200

Toshiba Finance Corporation.

SMBC Leasing
Company, Limited

Sumisho Lease Co., Ltd.

Fuyo General Lease Co., Ltd.

Tokyo Leasing Co., Ltd.

STB Leasing Co., Ltd.

IBJ Leasing Co., Ltd.

Lease Agreement Attachment 7
Conditions at the Time of Return
     When Flash Partners Yugen Kaisha (hereinafter referred to as “Lessee”) returns the Property to Lessors (hereinafter referred to as “Lessors”) pursuant to the provision of Article 25 of the Lease Agreement, in addition to the provision of Article 25 of the Lease Agreement, the following requirements shall be satisfied.
     When Lessee returns the Equipment pursuant to Clause 25 of the Lease, Lessee shall satisfy the following conditions, in addition to the conditions specified in Clause 25 of the Lease.
     (A) Lessee shall no later than [*] days prior to the expiration or other termination of the lease (with regard to all but not less than all Equipment) provide, at its expense:
          1. a detailed inventory of the Equipment (including the model and serial number of each major component thereof), including, without limitation, all internal circuit boards, module boards, and software features,
          2. a complete and current set of all manuals, blue prints, process flow diagrams, equipment configuration diagrams, operation, maintenance and repair records and other data (in Japanese, and English (if available)) reasonably requested by Lessors concerning the configuration and operation of the Equipment, and
          3. a certification of the manufacturer or of a maintenance provider reasonably acceptable to Lessors that the Equipment (a) has been tested and is operating in accordance with manufacturer’s specifications together with a report detailing the condition of the Equipment, the results of such test(s) and inspection(s) and all repairs that were performed as a result of such test(s) and inspection(s), and (b) qualifies for the manufacturer’s used equipment maintenance program (to the extent generally available, and subject to availability at the location of any buyer).
     (B) Upon the request of Lessors and at the expense of Lessee,

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Lessee shall, not later than [*] days prior to the expiration or other termination of the Lease make the Equipment available for on-site operational inspection by persons designated by Lessors who shall be qualified to inspect the Equipment in its operational environment subject to the conditions of Article 17.
     (C) At the expense of Lessee, all Equipment shall be cleaned and treated with respect to rust, corrosion and appearance in accordance with manufacturer’s recommendations and consistent with the best practices of dealers in used equipment similar to the Equipment. At Lessors’ option and at the expense of Lessee, Lessee shall (a) properly remove all Lessee installed markings which are not necessary for the operation, maintenance or repair of the Equipment; or (b) translate said markings to Japanese and English (or Chinese or Korean if reasonably specified by Lessors) and reattach those markings.
     (D) Lessee shall, at its expense, ensure all Equipment and Equipment operations conform to all applicable local, state, and federal laws, health and safety guidelines which may be in effect at the time of return, in Japan, and if the Equipment is being shipped to any of the United States, China, Taiwan and Korea, then also conform to those laws and guidelines of such destination country.
     (E) Lessee shall, at its expense, provide for the deinstallation, packing, transporting, and certifying of the Equipment to include, but not limited to, the following: (1) the manufacturer’s representative or such other person reasonably acceptable to Lessors shall de-install all Equipment (including all wire, cable and mounting hardware) in accordance with the custom and practice of the industry and with the specifications of manufacturers; (2) each item of Equipment will be returned with a certificate supplied by the manufacturer’s representative or other third party inspector reasonably selected by Lessor qualifying the Equipment to be in good condition and (where applicable) to be eligible for the manufacturer’s maintenance plan pursuant to (A)3 above; the certificate of eligibility shall be transferable to another operator of the Equipment; this assignment shall extend to any software licensing or relicensing or other requirements of the manufacturer to enable an alternate user/purchaser of the Equipment to enjoy all rights and privileges as would the original purchaser of the Equipment directly from the manufacturer; (3) the Equipment shall be packed properly and in accordance with the custom and practice of the industry and with the specifications of manufacturers’; (4) upon sale of the Equipment to a third party, provide transportation in a manner and to locations specified by Lessors pursuant to Article 25, paragraph 1; (5) without limitation, as

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable, all Equipment shall be professionally de-contaminated and certified for removal and transport by appropriate authorities, in accordance with industry standards, and consistent with the mode of transport specified by Lessors; all internal fluids and/or gases shall be purged and properly disposed of, any applicable reservoirs etc. shall be secured in accordance with manufacturer’s recommendations and in accordance with all applicable laws, rules, and regulations in Japan, and if the Equipment is being shipped to any of, the United States, China, Taiwan and Korea, then also with the laws of such destination country.
     (F) At the expense of Lessee all Equipment shall conform to or be modified to conform to established standards in Japan, and if the Equipment is being shipped to any of, the United States, China, Taiwan and Korea, then also with the laws of such destination country; including, but not limited to wiring codes, software, keyboards, control consoles, all fittings and lines for gas, water, exhaust; Equipment labeling i.e. (operational, warning, safety labels) all current operational and service manuals. At the expense of Lessee accommodation of power requirements different from where originally shall be provided including but not limited to step-up/step-down transformers shall be fitted by original manufacturer or by certified party in compliance with manufacturer’s specifications.
     (G) All tariffs, duties, taxes, import/export fees, bonding fees, bonded warehousing fees, and/or licenses, permits, approvals, permissions (in relation to the export and import of the Equipment in connection with its return to Lessor at the return location.), and/or freight forwarder fees without limitation shall be the responsibility of the Lessee.
     (H) Lessee shall, at its expense, obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment and Lessors shall be named as the loss payee on all such policies of insurance;
     (I) Lessee shall, at its expense, provide insurance and safe, secure storage for the Equipment for a period specified by Lessors after expiration of the Lease at locations acceptable to Lessors which shall not exceed two (2) years from the return of the Equipment;
     (J) With regard to any Equipment that has been modified or reconfigured by the Lessee, at Lessors’ options, Lessee shall, at its expense: (a) return or restore the Equipment to its original configuration, as specified by the manufacturer, or (b) make available during a period of [*] days following successful runs, as required, any engineering and technical personnel necessary re-installation and test

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

for reasonable training of personnel with respect to the operation, maintenance and repair of the Equipment provided that said engineering and technical personnel will be made available by Lessee for an additional [*] day period for reasonable consultation regarding the operation of the Equipment.
     (K) Lessee shall, at its expense, allow Lessors the right to attempt resale of the Equipment from the Toshiba’s Yokkaichi facility with the Lessee’s reasonable cooperation and assistance, up to the earlier of i) the date of the de-installation of the Equipment for packaging and storage if so requested by the Lessor, or ii) [*] days from the Lease expiration. Lessee will allow Lessors to show prospective buyers the Equipment while it is operational during the [*] days from the Lessee’s notification of its intent to return the Equipment and the Lease expiration date. If an equipment auction is necessary, Lessors should be permitted to auction the Equipment on-site. All action on Lessee’s site shall be subject to the same terms and conditions as for inspections pursuant to Article 17.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Lease Agreement Attachment 8
Notification Address:
To:
Toshiba Finance Corporation
          [*]
SMBC Leasing Company, Limited
          [*]
Sumisho Lease Co., Ltd.
          [*]
Fuyo General Lease Co., Ltd.
          [*]
Tokyo Leasing Co., Ltd.
          [*]
STB Leasing Co., Ltd.
          [*]
IBJ Leasing Co. Ltd.
          [*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Flash Partners Yugen Kaisha
          [*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.